Exhibit 10.79

SHIPBUILDING CONTRACT

FOR

CONSTRUCTION OF ONE 300,000 DWT CRUDE OIL TANKER

(HULL NO. H1355)

BETWEEN

NAVIG8 CRUDE TANKERS INC. or its Nominee

as BUYER

and

CHINA SHIPBUILDING TRADING COMPANY, LIMITED

and

SHANGHAI WAIGAOQIAO SHIPBUILDING CO., LTD.

Collectively as SELLER

I

1. NOTICE	22
2. HOW CONDUCTED	23
3. TRIAL LOAD DRAFT	23
4. METHOD OF ACCEPTANCE OR REJECTION	24
5. DISPOSITION OF SURPLUS CONSUMABLE STORES	24
6. EFFECT OF ACCEPTANCE	25

ARTICLE VII DELIVERY	26

1. TIME AND PLACE	26
2. WHEN AND HOW EFFECTED	26
3. DOCUMENTS TO BE DELIVERED TO THE BUYER	26
4. TITLE AND RISK	27
5. REMOVAL OF VESSEL	28
6. TENDER OF THE VESSEL	28

ARTICLE VIII DELAYS & EXTENSION OF TIME FOR DELIVERY	29

1. CAUSE OF DELAY	29
2. NOTICE OF DELAY	30
3. RIGHT TO CANCEL FOR EXCESSIVE DELAY	30
4. DEFINITION OF PERMISSIBLE DELAY	31

ARTICLE IX WARRANTY OF QUALITY	32

1. GUARANTEE OF MATERIAL AND WORKMANSHIP	32
2. NOTICE OF DEFECTS	32
3. REMEDY OF DEFECTS	32
4. EXTENT OF THE SELLER’S LIABILITY	33

ARTICLE X CANCELLATION, REJECTION AND RESCISSION BY THE BUYER	35

ARTICLE XI BUYER’S DEFAULT	37

1. DEFINITION OF DEFAULT	37
2. NOTICE OF DEFAULT	37
3. INTEREST AND CHARGE	37
4. DEFAULT BEFORE DELIVERY OF THE VESSEL	38
5. SALE OF THE VESSEL	39

ARTICLE XII INSURANCE	40

1. EXTENT OF INSURANCE COVERAGE	40
2. APPLICATION OF RECOVERED AMOUNT	40
3. TERMINATION OF THE SELLER’S OBLIGATION TO INSURE	41

ARTICLE XIII DISPUTES AND ARBITRATION	42

1. PROCEEDINGS	42
2. ALTERNATIVE ARBITRATION BY AGREEMENT	42
3. NOTICE OF AWARD	43
4. EXPENSES	43
5. AWARD OF ARBITRATION	43

II

6. ENTRY IN COURT	43
7. ALTERATION OF DELIVERY TIME	43

ARTICLE XIV RIGHT OF ASSIGNMENT	44

ARTICLE XV TAXES AND DUTIES	45

1. TAXES	45
2. DUTIES	45

ARTICLE XVI PATENTS, TRADEMARKS AND COPYRIGHTS	46

ARTICLE XVII NOTICE	47

ARTICLE XVIII EFFECTIVE DATE OF CONTRACT	49

ARTICLE XIX INTERPRETATION	50

1. LAW APPLICABLE	50
2. DISCREPANCIES	50
3. DEFINITION	50
4. ENTIRE AGREEMENT	50

EXHIBIT “A” : IRREVOCABLE LETTER OF GUARANTEE NO.	52

EXHIBIT “B” IRREVOCABLE LETTER OF GUARANTEE	55

FOR THE 2ND, 3RD, AND 4TH INSTALLMENTS	55

III

SHIPBUILDING CONTRACT FOR

CONSTRUCTION OF ONE DIESEL DRIVEN 300,000 DWT CRUDE OIL TANKER

(HULL NO. H1355)

This CONTRACT, entered into this 17th day of December 2013 by and between NAVIG8 CRUDE TANKERS INC. or its Nominee, a corporation organized and existing under the Laws of Marshall Islands, having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960 (hereinafter called the “BUYER”) on one part; and CHINA SHIPBUILDING TRADING COMPANY, LIMITED, a corporation organized and existing under the Laws of the People’s Republic of China, having its registered office at 56(Yi), Zhongguancun Nandajie, Beijing 100044, the People’s Republic of China (hereinafter called “CSTC”), and SHANGHAI WAIGAOQIAO SHIPBUILDING CO., LTD. a corporation organized and existing under the Laws of the People’s Republic of China, having its registered office at 3001 Zhouhai Road, Pudong New District, Shanghai 200137, the People’s Republic of China (hereinafter called the “BUILDER”) on the other part. CSTC and the BUILDER are hereinafter collectively called the “SELLER”

WITNESSETH

in consideration of the mutual covenants contained herein, the SELLER agrees to design, build, launch, equip and complete at the BUILDER’s own premises or at Shanghai Jiangnan Changxing Heavy Industry Co., Ltd. at Changxing Island, Shanghai (hereinafter called the BUILDER’s shipyard) and to sell and deliver to the BUYER after completion and successful trial one (1)  300,000 Metric Tons Deadweight Crude Oil Tanker  as more fully described in Article I hereof, to be registered under the flag of Marshall Islands and the BUYER agrees to purchase and take delivery of the aforesaid VESSEL from the SELLER and to pay for the same in accordance with the terms and conditions hereinafter set forth.

ARTICLE I DESCRIPTION AND CLASS

1. DESCRIPTION:

The VESSEL is a 300,000 metric tons deadweight crude oil tanker, at scantling draft moulded of 21.3 meters (hereinafter called the “VESSEL”) of the class described below. The VESSEL shall have the BUILDER’s Hull No. H1355 and shall be designed, constructed, equipped and completed in accordance with the following “Specifications”:

(1) Specification (Drawing No. 300TK-13202-CS-R1)

(2) General Arrangement (Drawing No.  300TK-13202-GA-R1)

(3) Midship Section (Drawing No.  300TK-13202-MS-R1)

(4) Makers list (Drawing No.  300TK-13202-ML-R1)

(5) Technical Memorandum on the 300,000 DWT Crude Oil Tanker Specification dated December 17th, 2013 attached hereto and signed by each of the parties to this Contract (hereinafter collectively called the “Specifications”), making an integral part hereof.

2. CLASS AND RULES

The VESSEL, including its machinery and equipment, shall be designed, equipped and constructed in accordance with the rules and regulations issued and having become effective and compulsorily applicable to the VESSEL up to and on the date of signing this Contract of American Bureau of Shipping (ABS) (hereinafter called the “Classification Society”) and shall be distinguished in the record by the symbol of:

+A1 Oil Carrier, (E), CSR, AB-CM, +AMS, +ACCU, TCM, UWILD, SPMA, PMA, ESP, CPS, VEC-L, RW, GP, CPP, POT, CRC, BWT, HIMP, RES, RRDA and shall also comply with the rules and regulations as fully described in the Specifications.

The requirements of the authorities as fully described in the Specifications including that of the Classification Society are to include additional rules or circulars thereof issued and become effective as at the date of signing this Contract.

The SELLER shall arrange with the Classification Society to assign a representative or representatives (hereinafter called the “Classification Surveyor”) to the BUILDER’s Shipyard for supervision of the construction of the VESSEL.

All fees and charges incidental to Classification and to comply with the rules, regulations and requirements of this Contract as described in the Specifications issued up to the date of signing this Contract as well as royalties, if any, payable on account of the construction of the VESSEL shall be for the account of the SELLER, except as otherwise provided and agreed herein. The key plans, materials and workmanship entering into the construction of the VESSEL shall at all times be subject to inspections and tests in accordance with the rules and regulations of the Classification Society.

Decisions of the Classification Society as to compliance or noncompliance with Classification rules and regulations shall be final and binding upon the parties hereto.

3. PRINCIPAL PARTICULARS AND DIMENSIONS OF THE VESSEL

(a) Hull:

Length overall	abt. 333.00m
Length between perpendiculars	324.00m
Breadth moulded	60.00m
Depth moulded	29.50m
Design Draft moulded	20.50m

(b) Propelling Machinery:

The VESSEL shall be equipped, in accordance with the Specifications, with one (1) set of MAN 7G80ME-C 9.2 type main engine.

4. GUARANTEED SPEED

The SELLER guarantees that the trial speed, after correction, is to be not less than 15.5nautical miles per hour on the trial condition stipulated in the Specification.

The trial speed shall be corrected for wind speed and shallow water effect. The correction method of the speed shall be as specified in the Specifications.

5. GUARANTEED FUEL CONSUMPTION

The SELLER guarantees that the fuel oil consumption of the Main Engine is not to exceed 158.8+5% grams/brake horse power/hour at normal continuous output at shop trial based on diesel fuel oil having a lower calorific value of 10,200 kilocalories per kilogram.

6. GUARANTEED DEADWEIGHT

The SELLER guarantees that the VESSEL is to have a deadweight of not less than 300,000 metric tons at the scantling draft moulded of 21.3 meters in sea water of 1.025 specific gravity.

The term, “Deadweight”, as used in this Contract, shall be as defined in the Specifications.

The actual deadweight of the VESSEL expressed in metric tons shall be based on calculations made by the BUILDER and checked by the BUYER, and all measurements necessary for such calculations shall be performed in the presence of the BUYER’s REPRESENTATIVE(S) or the party authorized by the BUYER.

Should there be any dispute between the BUILDER and the BUYER in such calculations and/or measurements, the decision of the Classification Society shall be final.

7. SUBCONTRACTING:

The SELLER may, at its sole discretion and responsibility, subcontract any portion of the construction work of the VESSEL to experienced subcontractors, but delivery and final assembly into the VESSEL of any such work subcontracted shall be at the BUILDER’s Shipyard. The SELLER shall remain responsible for such subcontracted work.

The performance of the works by the Shanghai Jiangnan Changxing Heavy Industry Co., Ltd. or wholly controlled subsidiaries of the BUILDER does not constitute subcontracting for the purposes of this clause. Without prejudice to the generality of the foregoing the SELLER shall remain fully liable for the due and complete performance of all the SELLER’s obligations under this Contract notwithstanding the entering into of any such sub-contract as aforesaid. However, the Vessel shall always remain at the BUILDER’s shipyard or Shanghai Jiangnan Changxing Heavy Industry Co., Ltd. unless the Buyer and the SELLER agree otherwise.

8. REGISTRATION:

The VESSEL shall be registered by the BUYER at its own cost and expenses under the laws of Marshall Islands at the time of delivery and acceptance thereof.

ARTICLE II CONTRACT PRICE & TERMS OF PAYMENT

1. CONTRACT PRICE:

The purchase price of the VESSEL is United States Dollars Ninety Two Million Five Hundred and Seventy Five Thousand Three Hundred and Fifty Only (US$ 92,575,350.00), net receivable by the SELLER (hereinafter called the “Contract Price”), which is exclusive of the cost for the BUYER’s Supplies as provided in Article V hereof, and shall be subject to upward or downward adjustment, if any, as hereinafter set forth in this Contract.

2. CURRENCY:

Any and all payments by the BUYER to the SELLER under this Contract shall be made in United States Dollars.

3. TERMS OF PAYMENT:

The Contract Price shall be paid by the BUYER to the SELLER in instalments as follows:

(a) 1st Instalment:

The sum of United States Dollars Nine Million Two Hundred and Fifty Seven Thousand Five Hundred and Thirty Five Only (US$ 9,257,535.00), representing ten percent (10%) of the Contract Price, shall become due and payable and be paid by the BUYER within three (3) Singapore and New York business days after its receipt of the Refund Guarantee substantially in the form agreed in Exhibit “A”to this Contract.  SELLER shall send a copy of invoice as demand for the same.

(b) 2nd Instalment:

The sum of United States Dollars Nine Million Two Hundred and Fifty Seven Thousand Five Hundred and Thirty Five Only (US$ 9,257,535.00), representing ten percent (10%) of the Contract Price, shall become due and payable and be paid within three (3) Singapore and New York business days  after the cutting of the first steel plate of the VESSEL in the BUILDER’s workshop, such to be confirmed in writing by the Classification Society, or a date not earlier than sixteen (16) months prior to the Delivery Date, whichever is later. The SELLER shall notify with a telefax or email notice to the BUYER stating that the 1st steel plate has been cut in its workshop and submit a copy of the invoice as demand for payment of this 2nd instalment.

(c) 3rd Instalment:

The sum of United States Dollars Nine Million Two Hundred and Fifty Seven Thousand Five Hundred and Thirty Five Only (US$ 9,257,535.00), representing ten percent (10%) of the Contract Price, shall become due and payable and be paid within three (3) Singapore and New York business days after keel-laying of the first section of the VESSEL. The keel-laying shall be notified by the SELLER with a telefax or email notice to the BUYER stating that the said keel-laying has been carried out, such to be confirmed in writing by the Classification Society, or a date not earlier than eleven (11) months prior to the Delivery Date, whichever is later. The SELLER shall send to the BUYER a telefax or email stating that keel-laying has been carried out and submit a copy of the invoice as demand for payment of this 3rd installment.

(d) 4th Instalment:

The sum of United States Dollars Nine Million Two Hundred and Fifty Seven Thousand Five Hundred and Thirty Five Only (US$ 9,257,535.00), representing ten percent (10%) of the Contract Price, shall become due and payable and be paid within three (3) Singapore and New York business days after launching of the VESSEL, such to be confirmed in writing by the Classification Society. The launching of the VESSEL shall be notified by the SELLER with a telefax or email notice to the BUYER stating that the launching of the VESSEL has been carried out. The SELLER shall send to the BUYER a telefax or email stating that launching has taken place and submit a copy of the invoice as demand for payment of this 4th installment.

(e) 5th Installment (Payment upon Delivery of the VESSEL):

The sum of United States Dollars Fifty Five Million Five Hundred and Forty Five Thousand Two Hundred and Ten Only (US$ 55,545,210.00), representing sixty percent (60%) of the Contract Price, plus any increase or minus any decrease due to modifications and/or adjustments of the Contract Price in accordance with provisions of the relevant Articles hereof, shall become due and payable and be paid by the BUYER to the SELLER concurrently with delivery of the VESSEL. The SELLER shall send to the BUYER a telefax or e-mail demand for this installment ten (10) days prior to the scheduled date of delivery of the VESSEL.

4. METHOD OF PAYMENT:

(a) 1st Instalment:

The BUYER shall remit the amount of this installment in accordance with Article II, Paragraph 3 (a) by telegraphic transfer to Bank of China, New York Branch, 410 Madison Avenue, New York, N.Y. 10017, U.S.A. as receiving bank nominated by the SELLER, for credit to the account of CSTC with Bank of China, Head Office, Banking Department, Beijing, the People’s Republic of China with SWIFT advice from Bank of China, New York Branch to Bank of China, Head Office.

(b) 2nd Instalment:

The BUYER shall remit the amount of this installment in accordance with Article II, Paragraph 3(b) by telegraphic transfer to Bank of China, New York Branch, 410 Madison Avenue, New York, N.Y. 10017, U.S.A. as receiving bank nominated by the SELLER, for credit to the account of CSTC with Bank of China, Head Office, Banking Department, Beijing, the People’s Republic of China with SWIFT advice from Bank of China, New York Branch to Bank of China, Head Office, or through other receiving bank to be nominated by the SELLER from time to time and such nomination shall be notified to the BUYER at least 10 days prior to the due date for payment.

(c) 3rd Installment:

The BUYER shall remit the amount of this installment in accordance with Article II, Paragraph 3(c) by telegraphic transfer to Bank of China, New York Branch, 410 Madison Avenue, New York, N.Y. 10017, U.S.A. as receiving bank nominated by the SELLER, for credit to the account of CSTC with Bank of China, Head Office, Banking Department, Beijing, the People’s Republic of China with SWIFT advice from Bank of China, New York Branch to Bank of China, Head Office, or through other receiving bank to be nominated by the SELLER from time to time and such nomination shall be notified to the BUYER at least 10 days prior to the due date for payment.

(d) 4th Installment:

The BUYER shall remit the amount of this installment in accordance with Article II, Paragraph 3(d) by telegraphic transfer to Bank of China, New York Branch, 410 Madison Avenue, New York, N.Y. 10017, U.S.A. as receiving bank nominated by the SELLER, for credit to the account of CSTC with Bank of China, Head Office, Banking Department, Beijing, the People’s Republic of China with SWIFT advice from Bank of China, New York Branch to Bank of China, Head Office, or through other receiving bank to be nominated by the SELLER from time to time and such nomination shall be notified to the BUYER at least 10 days prior to the due date for payment.

(e) 5th Installment (Payable upon delivery of the VESSEL):

The BUYER shall, at least three (3) Singapore and New York business days prior to the scheduled date of delivery of the VESSEL, make an irrevocable cash deposit in the name of the BUYER with Bank of China, Head Office, Banking Department, Beijing, the People’s

Republic of China, for a period of fifteen (15) days and covering the amount of this installment (as adjusted in accordance with the provisions of this Contract), with an irrevocable instruction that the said amount shall be released to the SELLER against presentation by the SELLER to the said Bank of China, Head Office, Banking Department, Beijing, the People’s Republic of China, of a copy of the Protocol of Delivery and Acceptance signed by the BUYER’s authorized representative and the SELLER. Interest, if any, accrued from such deposit, shall be for the benefit of the BUYER.

If the delivery of the VESSEL is not effected and the SELLER fails to present a copy of the fully signed Protocol of Delivery and Acceptance to said Bank of China, Head Office, Banking Department, Beijing, the People’s Republic of China on or before the expiry of the aforesaid fifteen (15) days deposit period, the BUYER shall have the right to withdraw the said deposit plus accrued interest upon the expiry of the said fifteen (15) days deposit period. However when the newly scheduled delivery date is notified to the BUYER by the SELLER, the BUYER shall make the cash deposit in accordance with the same terms and conditions as set out above.

5. PREPAYMENT:

The BUYER shall have the right to make prepayment of any and all instalments before delivery of the VESSEL, by giving to the SELLER at least thirty (30) days prior written notice, without any price adjustment of the VESSEL for such prepayment.

6. SECURITY FOR PAYMENT OF INSTALMENTS BEFORE DELIVERY:

The BUYER shall, within three (3) Business Days after the BUYER’s receipt of the Refund Guarantee, deliver to the SELLER an irrevocable and unconditional Letter of Guarantee in the form annexed hereto as Exhibit “B” (hereinafter called the “Payment Guarantee”) in favour of the SELLER issued by NAVIG8 CRUDE TANKERS INC. (hereinafter called the “Payment Guarantor”) acceptable to the SELLER. This guarantee shall secure the BUYER’s obligation for the payment of the 2nd, 3rd and 4th installments of the Contract Price.

7. REFUNDS

All payments made by the BUYER prior to delivery of the VESSEL shall be in the nature of advance to the SELLER, and in the event this Contract is rescinded or canceled by the BUYER, all in accordance with the specific terms of this Contract permitting such rescission or cancellation, the SELLER shall refund to the BUYER in United States Dollars the full amount of all sums already paid by the BUYER to the SELLER under this Contract, together with interest (at the rate set out in respective provision thereof) from the respective payment date(s) to the date of remittance by telegraphic transfer of such refund to the account specified by the BUYER without deduction, set off or withholding in US dollars from the SELLER’s bank or jurisdiction.

As security to the BUYER, the SELLER shall deliver to the BUYER, within Thirty (30) days following the execution of this Contract, a Refund Guarantee to be issued by either Bank of China or China CITIC Bank, or Industrial and Commercial Bank of China or The Export-Import Bank of China, at SELLER’s sole direction,  (hereinafter called the “Refund Guarantor”) in the form as per Exhibit “A” annexed hereto.

However, in the event of any dispute between the SELLER and the BUYER with regard to the SELLER’s obligation to repay the installment or installments paid by the BUYER and to the BUYER’S right to demand payment from the Refund Guarantor, under its guarantee, and such dispute is submitted either by the SELLER or by the BUYER for arbitration in accordance with Article XIII hereof, the Refund Guarantor shall withhold and defer payment until the final arbitration award between the SELLER and the BUYER is published. The Refund Guarantor shall not be obligated to make any payment unless the final arbitration award orders the SELLER to make repayment. If the SELLER fails to honour the award within 45 days, then the Refund Guarantor shall refund to the extent the final arbitration award orders.

ARTICLE III ADJUSTMENT OF THE CONTRACT PRICE

The Contract Price of the VESSEL shall be subject to adjustments as hereinafter set forth. It is hereby understood by both parties that any reduction of the Contract Price is by way of liquidated damages and not by way of penalty.

1. DELIVERY

(a)         No adjustment shall be made, and the Contract Price shall remain unchanged for the thirty (30) days of delay in delivery of the VESSEL beyond the Delivery Date as defined in Article VII hereof ending as of twelve o’clock midnight (Beijing time) of the thirtieth (30th) day of delay.

(b)         If the delivery of the VESSEL is delayed more than thirty (30) days after the date as defined in Article VII hereof, then, in such event, beginning at twelve o’clock midnight (Beijing time) of the thirtieth (30th) day after the date on which delivery is required under this Contract, the Contract Price of the VESSEL shall be reduced by deducting therefrom the sum of United States Dollars Sixteen Thousand Only (US$ 16,000.00) per day.

Unless the parties hereto agree otherwise, the total reduction in the Contract Price shall be deducted from the fifth instalment of the Contract Price and in any event (including the event that the BUYER consents to take the VESSEL at the later delivery date after the expiration of Two Hundred and ten (210) days delay of delivery as described in Paragraph 1(c) of this Article or Paragraph3 of Article VIII) shall not be more than One Hundred and Eighty (180) days at the above specified rate of reduction after the thirty (30) days allowance, that is United States Dollars Two Million Eight Hundred and Eighty Thousand Only (U.S.$ 2,880,000.00) being the maximum.

(c)          If the delay in the delivery of the VESSEL continues beyond the period of Two Hundred and Ten (210) days (being the total non-permissible delays and Thirty (30) days allowance) after the Delivery Date (as defined in Article VII), then in such event, the BUYER may, at its option, rescind or cancel this Contract in accordance with the provisions of Article X of this Contract. The SELLER may at any time after the expiration of the aforementioned Two Hundred and ten (210) days, if the BUYER has not served notice of cancellation pursuant to Article X, notify the BUYER of the date upon which the SELLER estimates the VESSEL will be ready for delivery and demand in writing that the BUYER make an election, in which case the BUYER shall, within thirty (30) days after such demand is received by the BUYER, either notify the SELLER of its decision to cancel this Contract, or consent to take delivery of the VESSEL at an agreed future date, it being understood and agreed by the parties hereto that, if the VESSEL is not delivered by such future date, the BUYER shall have the same right of cancellation upon the same terms, as hereinabove provided.

In the case the BUYER, within Thirty (30) days after such demand is received by the BUYER, fails to notify the SELLER of its decision to cancel this Contract, or consent to take delivery of the VESSEL at an agreed future date, it shall be deemed that the BUYER has consented to take delivery of the VESSEL at SELLER’s estimated date.

(d)         For the purpose of this Article III only, the delivery of the VESSEL shall not be deemed delayed and the Contract Price shall not be reduced when and if the Delivery Date of the VESSEL is extended by reason of causes and provisions of Articles V, VI.1, XI, XII.2, XIII.7 hereof. The Contract Price shall not be adjusted or reduced if the delivery of the VESSEL is delayed by reason of permissible delays as defined in Article VIII hereof.

2. INSUFFICIENT SPEED

(a)         The Contract Price of the VESSEL shall not be affected nor changed by reason of the actual speed (as determined by the Trial Run after correction according to the Specifications) being less than three tenths (3/10) of one knot below the guaranteed speed as specified in Paragraph 4 of Article I of this Contract.

(b)         However, commencing with and including a deficiency of three tenths (3/10) of one knot in actual speed (as determined by the Trial Run after correction according to the Specifications) below the guaranteed speed as specified in Paragraph 4, Article I of this Contract, the Contract Price shall be reduced as follows:

In case of deficiency

at or above 0.30 but below 0.40 knot US$ 150,000.00

at or above 0.40 but below 0.50 knot US$ 300,000.00

at or above 0.50 but below 0.60 knot US$ 450,000.00

at or above 0.60 but below 0.70 knot US$ 600,000.00

at or above 0.70 but below 0.80 knot US$ 750,000.00

(c)          If the deficiency in actual speed (as determined by the Trial Run after correction according to the Specifications) of the VESSEL upon the Trial Run, is more than 0.80 knot below the guaranteed speed of 15.5 knots, then the BUYER may at its option reject the VESSEL and rescind or cancel this Contract in accordance with provisions of Article X of this Contract, or may accept the VESSEL at a reduction in the Contract Price as above provided, by United States Dollars Seven Hundred and Fifty Thousand only (US$750,000.00) being the maximum.

3. EXCESSIVE FUEL CONSUMPTION

(a)         The Contract Price of the VESSEL shall not be affected nor changed if the actual fuel consumption of the Main Engine, as determined by shop trial in manufacturer’s works, as per the Specifications, is greater than the guaranteed fuel consumption as specified and required under the provisions of this Contract and the Specifications if such actual excess is equal to or less than Five percent (5%) (such threshold being 166.74 grams/brake horse power/hour, being 5% above 158.8 grams/brake horse power/hour).

(b)         However, if the actual fuel consumption as determined by shop trial is greater than Five percent (5%) above the guaranteed fuel consumption then, the Contract Price shall be reduced by the sum of United States Dollars One Hundred and Thirty Five Thousand Only (US$135,000.00) for each full one percent (1%) increase in fuel consumption in excess of the above said Five percent (5%) (fractions of one percent to be prorated).

(c)          If as determined by shop trial such actual fuel consumption of the Main Engine is more than ten percent (10%) in excess of the guaranteed fuel consumption, i.e. the fuel consumption exceeds 174.68 grams/brake horse power/hour (being 10% above 158.8 grams/brake horse power/hour), the BUYER may, subject to the BUILDER’s right to effect alterations of corrections as specified in the following sub-paragraph of Article III 3 (c) hereof at its option, rescind or cancel this Contract, in accordance with the provisions of Article X of this Contract or may accept the VESSEL at a reduction in the Contract Price by United States Dollars Six Hundred and Seventy Five Thousand Only (US$675,000.00) being the maximum.

If as determined by shop trial such actual fuel consumption of the Main Engine is more than ten percent (10%) in excess of the guaranteed fuel consumption, i.e. the fuel consumption exceeds 174.68 grams/brake horse power/hour, the BUILDER may investigate the cause of the non-conformity and the proper steps may promptly be taken to remedy the same and to make whatever corrections and alterations and / or re-shop trial test or tests as may be necessary to correct such non-conformity without extra cost to the BUYER. Upon completion of such alterations or corrections of such nonconformity, the BUILDER shall promptly perform such further shop trials or any other tests, as may be deemed necessary to prove the fuel consumption of the Main Engine’s conformity with the requirement of this Contract and the Specifications and if found to be satisfactory, give the BUYER notice by telefax and/or e-mail of such correction and as appropriate, successful completion accompanied by copies of such results, and the BUYER shall, within six (6) Business Days after receipt of such notice, notify the BUILDER by telefax and/or e-mail of its acceptance or reject the re-shop trial together with the reasons therefor. If the BUYER fails to notify the BUILDER by telefax and/or e-mail of its acceptance or rejection of the re-shop trial together with the reasons therefor within six (6) Business Days period as provided herein, the BUYER shall be deemed to have accepted the shop trial.

4. DEADWEIGHT

(a)         In the event that there is a deficiency in the actual deadweight of the VESSEL determined as provided in the Specifications, the Contract Price shall not be decreased if such deficiency is Three Thousand (3,000) metric tons or less below the guaranteed deadweight of 300,000 metric tons at assigned designed draft.

(b)         However, the Contract Price shall be decreased by the sum of United States Dollars Seven Hundred Only (US$700.00) for each full metric ton of such deficiency being more than Three Thousand and One Hundred (3,100) metric tons.

(c)          In the event that there should be a deficiency in the VESSEL’s actual deadweight which exceeds Six thousand and One Hundred (6,100) metric tons below the guaranteed deadweight, the BUYER may, at its option, reject the VESSEL and rescind or cancel this Contract in accordance with the provisions of Article X of this Contract, or may accept the VESSEL with reduction in the Contract Price in the maximum amount of United States Dollars Two Million One Hundred Thousand only (US$2,100,000.00).

5. EFFECT OF RESCISSION OR CANCELLATION

It is expressly understood and agreed by the parties hereto that in any case as stated herein, if the BUYER rescinds or cancels this Contract pursuant to any provision under this Article, the BUYER, save for its rights and remedy set out in Article X hereof, shall not be entitled to any liquidated damages or compensation whether described above or otherwise.

ARTICLE IV SUPERVISION AND INSPECTION

1. APPOINTMENT OF THE BUYER’S REPRESENTATIVES

The BUYER shall send in good time to and maintain at the BUILDER’s Shipyard, at the BUYER’s own cost and expense, one or more representative(s) who shall be duly accredited and authorized in writing by the BUYER (such representative(s) being hereinafter collectively and individually called the “BUYER’S REPRESENTATIVES”) to supervise and survey the construction by the BUILDER of the VESSEL, her engines and accessories. The SELLER hereby warrants that, the necessary invitation letter for the BUYER’S REPRESENTATIVES to enter China will be issued in order on demand and without delay provided that the BUYER’S REPRESENTATIVES meets with the rules, regulations and laws of the People’s Republic of China. The BUYER undertakes to give the SELLER adequate notice for the application of invitation letter.

2. COMMENTS TO PLANS AND DRAWINGS

The parties hereto shall, within Thirty (30) days after signing of this Contract, mutually agree a list of all the plans and drawings, which are to be sent to the BUYER (hereinafter called “the LIST”) along with a schedule of anticipated dates when these will be dispatched as per BUILDER’s estimation, which may be subject to change by the BUILDER. Before arrival of the BUYER’S REPRESENTATIVES at the BUILDER’s Shipyard, the plans and drawings specified in the LIST shall be sent to the BUYER, and the BUYER shall, within Fourteen (14) working days after receipt thereof (excluding mailing time), return such plans and drawings submitted by the SELLER with comments, if any. Notwithstanding the above, the BUYER shall nevertheless waive its right to comment on the plans and drawings if such plans and drawings have been previously applied to build other vessels with the same specification as that of the VESSEL.

When and if the BUYER’S REPRESENTATIVES shall have been sent by the BUYER to the BUILDER in accordance with paragraph 1 of this Article, the BUYER’S REPRESENTATIVES shall approve the plans and drawings submitted to him by the SELLER according to the List of plans and drawings agreed upon by both parties unless otherwise agreed upon between the parties hereto. The BUYER’S REPRESENTATIVES shall within three (3) Business Days after receipt hereof, return to the BUILDER two (2) copies of such plans and drawings with approval or comments, if any, written thereon.

If the comments made by the BUYER or the BUYER’S REPRESENTATIVES are not clearly specified or detailed, the BUILDER shall seek the BUYER’s clarification in writing. Should the BUYER or the BUYER’S REPRESENTATIVES not answer such request within reasonable time (minimum being three working days) of the request then the

BUILDER should be entitled to place its own reasonable interpretation on the comments of the BUYER in implementing same.

In the event that the BUYER or the BUYER’S REPRESENTATIVES shall fail to give comments or return the plans and drawings to the BUILDER within the time limit as herein provided, such plans and drawings shall be deemed have been automatically approved or confirmed without any comment.

3. SUPERVISION AND INSPECTION BY THE BUYER’S REPRESENTATIVES

The necessary inspection of the VESSEL, its machinery, equipment and outfittings shall be carried out by the Classification Society, and/or inspection team of the BUILDER throughout the entire period of construction in order to ensure that the construction of the VESSEL is duly performed in accordance with the Contract and Specifications.

The BUYER’S REPRESENTATIVES shall have, at all times until delivery of the VESSEL, the right to attend tests according to the mutually agreed test list and inspect the VESSEL, her engines, accessories and materials at the BUILDER’s Shipyard, its subcontractors or any other place where work is done or materials stored in connection with the VESSEL. In the event that the BUYER’S REPRESENTATIVES discovers any construction or material or workmanship which does not or will not conform to the requirements of this Contract and the Specifications, the BUYER’S REPRESENTATIVES shall promptly give the BUILDER a notice in writing as to such nonconformity, upon receipt of which the BUILDER shall correct such nonconformity if the BUILDER agrees with the BUYER. In any circumstances, the SELLER shall be entitled to proceed with the construction of the VESSEL even if there exists discrepancy in the opinion between the BUYER and the SELLER, without however prejudice to the BUYER’s right for submitting the issue for determination by the Classification Society or arbitration in accordance with the provisions hereof.  However the BUYER undertakes and assures the SELLER that the BUYER’S REPRESENTATIVES shall carry out his inspections and supervision in accordance with the agreed inspection procedure, SELLER’s working schedule and usual shipbuilding practice and in a way as to minimize any increase in building costs and delays in the construction of the VESSEL. Once an inspection and/or  test has been witnessed and approved by the BUYER’S REPRESENTATIVES, the same inspection and/or  test should not have to be repeated, provided it has been carried out in compliance with the requirements of the Classification Society and Specifications.

The BUILDER agrees to furnish free of charge the BUYER’S REPRESENTATIVES with office space, and other reasonable facilities including air conditioning, internet connection and public toilets according to BUILDER’s practice at the Shipyard. But the fees for the communication like telephone, telefax and internet, etc. shall be borne by the BUYER. At all times, during the construction of the VESSEL until delivery thereof, the BUYER’S REPRESENTATIVES shall be given free and ready access to the VESSEL, her engines and accessories, and to any other place where the work is being done, or the materials are being processed or stored, in connection with the construction of the VESSEL, including the yards, workshops, stores of the BUILDER, and the premises of subcontractors of the BUILDER, who are doing work, or storing materials in connection with the VESSEL’s construction. The travel expenses for the said access to SELLER’s subcontractors outside of Shanghai shall be at BUYER’s account. The transportation within Shanghai for BUYER’S REPRESENTATIVES to get access to the inspection and/or test shall be provided to the BUYER’S REPRESENTATIVES by the SELLER.

The BUYER undertakes to maintain sufficient number of the BUYER’S REPRESENTATIVES at the BUILDER’s yard throughout the period of construction of the VESSEL so as to meet the BUILDER’s requirements for inspection, survey and/or attendances of tests and/or trials. The BUYER will use best endeavours to ensure that BUYER’S REPRESENTATIVES  perform any inspections, surveys and attendances at tests and/or trials in all circumstances, including where such inspections, surveys and test/trial attendances are required during the weekend (Saturday and Sunday) or any public holiday.

Should the BUYER’S REPRESENTATIVES fail to conduct any inspection or attend any test (after reasonably advance and written notice by the BUILDER of the same, except in the case of re-inspection where oral notice shall be sufficient) due to whatever reason, the BUILDER shall be entitled to carry out the construction and/or test without inspection and/or attendance of BUYER’S REPRESENTATIVES and such work so carried out shall be treated as approved by the BUYER’S REPRESENTATIVES.

The BUILDER is responsible for providing that a safe working environment and proper access is provided to the works and/or areas of inspection.

The decision, approval or advice of the BUYER’S REPRESENTATIVES shall be deemed to have been given by the BUYER and once given shall not be withdrawn, revoked or modified except with consent of the BUILDER. However, if the BUYER’S REPRESENTATIVES fail to submit to the BUILDER without delay any demand concerning alterations or changes with respect to the building, arrangement or outfit of the VESSEL, her engines or accessories, or any other items or matters in connection herewith, which the BUYER’S REPRESENTATIVES have examined or inspected or attended at the tests thereof under this Contract or the Specifications, the BUYER’S REPRESENTATIVES shall be deemed to have approved the same and shall be precluded from making any demand for alterations, changes or other complaints with respect thereto at a later date.

4. LIABILITY OF THE SELLER

The BUYER’S REPRESENTATIVES engaged by the BUYER under this Contract shall at all times be deemed to be in the employ of the BUYER. The SELLER shall be under no liability whatsoever to the BUYER, or to the BUYER’S REPRESENTATIVES or the BUYER’s employees or agents for personal injuries, including death, during the time when they, or any of them, are on the VESSEL, or within the premises of either the SELLER or its subcontractors, or are otherwise engaged in and about the construction of the VESSEL, unless, however, such personal injuries, including death, were caused by gross negligence of the SELLER, or of any of the SELLER’s employees or agents or subcontractors of the SELLER. Nor shall the SELLER be under any liability whatsoever to the BUYER for damage to, or loss or destruction of property in China of the BUYER or of the BUYER’S REPRESENTATIVES or of the BUYER’s employees or agents, unless such damage, loss or destruction was caused by gross negligence of the SELLER, or of any of the employees, or agents or subcontractors of the SELLER. The BUYER’S REPRESENTATIVES or his assistants or employees shall observe the work’s rules and regulations prevailing at the BUILDER’s and its subcontractor’s premises.

5. SALARIES AND EXPENSES

All salaries and expenses of the BUYER’S REPRESENTATIVES, or any other employees employed by the BUYER under this Article, shall be for the BUYER’s account.

6. REPLACEMENT OF BUYER’S REPRESENTATIVES

The SELLER has the right to request the BUYER in writing to replace any of the BUYER’S REPRESENTATIVES who is deemed unsuitable and unsatisfactory for the proper progress of the VESSEL’s construction together with reasons. The BUYER shall investigate the situation by sending its representative to the Builder’s yard, if necessary, and if the BUYER considers that such SELLER’s request is justified and reasonable, the BUYER shall effect the replacement as soon as conveniently arrangeable.

ARTICLE V MODIFICATION,CHANGES AND EXTRAS

1. HOW EFFECTED

The Specifications and Plans in accordance with which the VESSEL is constructed, may be modified and/or changed at any time hereafter by written agreement of the parties hereto, provided that such modifications and/or changes or an accumulation thereof will not, in the BUILDER’s reasonable  judgment, adversely affect the BUILDER’s other commitments and provided further that the BUYER shall assent to adjustment of the Contract Price, time of delivery of the VESSEL and other terms of this Contract, if any, as hereinafter provided. Subject to the above, the SELLER hereby agree to exert their best efforts to accommodate such reasonable requests by the BUYER so that the said changes and/or modifications may be made at a reasonable cost and within the shortest period of time which is reasonable and possible. Any such agreement for modifications and/or changes shall include an agreement as to the increase or decrease, if any, in the Contract Price of the VESSEL together with an agreement as to any extension or reduction in the time of delivery, providing to the SELLER additional securities satisfactory to the SELLER (and an increased guarantee from Navig8 Crude Tankers Inc shall be deemed satisfactory security), or any other alterations in this Contract, or the Specifications occasioned by such modifications and/or changes. The aforementioned agreement to modify and/or to change the Specifications may be effected by an exchange of duly authenticated letters, or telefax, or e-mail, manifesting such agreement. The letters, telefaxes and emails exchanged by the parties hereto pursuant to the foregoing shall constitute an amendment of the Specifications under which the VESSEL shall be built, and such letters, emails and telefaxes shall be deemed to be incorporated into this Contract and the Specifications by reference and made a part hereof. Upon consummation of the agreement to modify and/or to change the Specifications, the SELLER shall alter the construction of the VESSEL in accordance therewith, including any additions to, or deductions from, the work to be performed in connection with such construction. If due to whatever reasons, the parties hereto shall fail to agree on the adjustment of the Contract Price or extension of time of delivery or providing additional security to the SELLER or modification of any terms of this Contract which are necessitated by such modifications and/or changes, then the SELLER shall have no obligation to comply with the BUYER’s request for any modification and/or changes.

The BUILDER may make minor changes to the Specifications, if found necessary for introduction of improved production methods or otherwise, provided that the BUILDER shall first obtain the BUYER’s written approval which shall not be unreasonably withheld. Any costs associated with such minor changes shall not affect the Contract Price nor the Delivery Date unless mutually agreed.

2. CHANGES IN RULES AND REGULATIONS, ETC.

(1)         If, after the date of signing of this Contract, any requirements as to the rules and regulations as specified in this Contract and the Specifications to which the construction of the VESSEL is required to conform, are altered or changed by the Classification Society or the other regulatory bodies authorized to make such alterations or changes, the SELLER and/or the BUYER, upon receipt of the notice thereof, shall transmit such information in full to each other in writing, whereupon within twenty- one (21) days after receipt of the said notice by the BUYER from the SELLER or vice versa, the BUYER shall instruct the SELLER in writing as to the alterations or changes, if any, to be made in the VESSEL which the BUYER, in its sole discretion, shall decide. The SELLER shall promptly comply with such alterations or changes, if any in the construction of the VESSEL, provided that the BUYER shall first agree:

(a)         As to any increase or decrease in the Contract Price of the VESSEL that is occasioned by the cost for such compliance; and/or

(b)         As to any extension in the time for delivery of the VESSEL that is necessary due to such compliance; and/or

(c)          As to any increase or decrease in the guaranteed deadweight and speed of the VESSEL, if such compliance results in increased or reduced deadweight and speed; and/or

(d)         As to any other alterations in the terms of this Contract or of Specifications or both, if such compliance makes such alterations of the terms necessary.

(e)          If the price is to be increased, then, in addition, as to providing to the SELLER additional securities satisfactory to the SELLER and which shall be satisfied by the provision of an increased guarantee from Navig8 Crude Tankers Inc.

Agreement as to such alterations or changes under this Paragraph shall be made in the same manner as provided above for modifications and/or changes of the Specifications and/or Plans.

(2)         If, due to whatever reasons, the parties shall fail to agree on the adjustment of the Contract Price or extension of the time for delivery or increase or decrease of the guaranteed speed and deadweight or providing additional security to the SELLER or any alternation of the terms of this Contract, if any, then, the SELLER shall be entitled to proceed with the construction of the VESSEL in accordance with, and the BUYER shall continue to be bound by, the terms of this Contract and Specifications without making any such alterations or changes.

If the alterations or changes are compulsorily required to be made by Class or IMO rules, then, notwithstanding any dispute between the parties relating to the adjustment of the Contract Price or extension of the time for delivery or decrease of the guaranteed speed and deadweight or increase fuel oil consumption or any other respect, the SELLER shall promptly comply with such alterations or changes first. The BUYER shall, in any event, bear the costs and expenses for such alterations or changes (with, in the absence of mutual agreement, the amount thereof and/or any other discrepancy such as but not limited to the extension of Delivery Date, etc. to be determined by arbitration in accordance with Article XIII of this Contract).

3. SUBSTITUTION OF MATERIALS AND/OR EQUIPMENT

In the event any of the materials and/or equipment required by the Specifications or otherwise under this Contract for the construction of the VESSEL cannot be procured in time to effect delivery of the VESSEL, the SELLER may, provided the SELLER shall provide adequate evidence and the BUYER so agrees in writing, supply other materials and/or equipment of the equivalent quality, capable of meeting the requirements of the Classification Society and of the rules, regulations, requirements and recommendations with which the construction of the VESSEL must comply.

4. BUYER’S SUPPLIED ITEMS

The BUYER shall deliver to the SELLER at its shipyard the items as specified in the Specifications which the BUYER shall supply on BUYER’S account (the “BUYER’s Supplied Items”) by the time designated by the SELLER. SELLER will give reasonable advance notice to BUYER in order to allow BUYER to get these items in the shipyard for the time they are required.

Should the BUYER fail to deliver to the BUILDER such BUYER’s Supplied Items within the time specified, the delivery of the VESSEL shall automatically be extended for a period of such delay, provided such delay in delivery of the BUYER’s Supplied Items shall affect the delivery of the VESSEL. In such event, the BUYER shall pay to the SELLER all losses and damages sustained by the SELLER due to such delay in the delivery of the BUYER’s Supplied Items and such payment shall be made upon delivery of the VESSEL.

Furthermore, if the delay in delivery of the BUYER’s Supplied Items should exceed twenty (20) days, the SELLER shall be entitled to proceed with construction of the VESSEL without installation of such items in or onto the VESSEL, without prejudice to the SELLER’s right hereinabove provided, and the BUYER shall accept the VESSEL so completed.

The BUILDER shall be responsible for proper storage and handling with reasonable care of the BUYER’s Supplied Items as specified in the Specifications after delivery to the BUILDER and shall procure that at all times the BUYER’s supplies are identified as being the property of the BUYER. The BUILDER shall install BUYER’s Supplied Items on board the VESSEL at the BUILDER’s expenses. In order to facilitate installation by the BUILDER of the BUYER’S Supplied Items in or on the VESSEL, the BUYER shall furnish the BUILDER with the necessary specifications, plans, drawings, instruction books, manuals, test reports and certificates required by the rules and regulations of the Specifications. If so requested by the BUILDER, the BUYER shall, without any charge to the BUILDER, cause the representatives of the manufacturers of the BUYER’s Supplied Items to assist the BUILDER in installation thereof in or on the VESSEL and/or to carry out installation thereof by themselves or to make necessary adjustments at the BUILDER’s Shipyard.

Upon arrival of such shipment of the BUYER’s Supplied Items, both parties shall undertake a joint unpacking inspection. If any damages are found to be not suitable for installation, the BUILDER shall be entitled to refuse to accept such BUYER’s Supplied Items.

The SELLER shall not be responsible for the quality, performance or efficiency of any equipment supplied by the BUYER and is under no obligation with respect to the guarantee of such equipment against any defects caused by poor quality, performance or efficiency thereof.

ARTICLE VI TRIALS

1. NOTICE

(a)         The SELLER shall give NOTICE to the BUYER and BUYER’s Representative in writing at least fifteen (15) days’ notice  in advance and seven (7) days definite notice in advance in writing or by telefax or e-mail, of the time and place of the VESSEL’s sea trial as described in the Specifications (hereinafter referred to as “the Trial Run”) and the BUYER and the BUYER’S REPRESENTATIVES shall promptly acknowledge receipt of such notice. The BUYER’S REPRESENTATIVES shall be on board the VESSEL to witness such Trial Run, and to check upon the performance of the VESSEL during the same. Failure to attend the trial run of the VESSEL by the BUYER’S REPRESENTATIVES shall have the effect to extend the date for delivery of the VESSEL by the period of delay caused by such failure to be present. However, if the Trial Run is delayed more than seven (7) days by reason of the failure of the BUYER’s representatives to be present after receipt of due notice as provided above, then in such event the non-attendance shall be deemed to be a waiver by the BUYER of its right to have its representative on board the VESSEL at the trial run, and the BUILDER may conduct such Trial Run without the BUYER’S REPRESENTATIVES being present, and in such case the BUYER shall be obliged to accept the VESSEL on the basis of a certificate jointly signed by the BUILDER and the Classification Society certifying that the VESSEL, after Trial Run subject to minor alterations and corrections as provided in this Article, if any, is found to conform to the Contract and Specifications. The SELLER hereby warrants that the necessary invitation letter for the BUYER’S REPRESENTATIVES to enter China will be issued in order on demand and without delay otherwise the Trial Run shall be postponed until after the BUYER’S REPRESENTATIVES have arrived at the BUILDER’s Shipyard and any delays as a result thereof shall not count as a permissible delay under Article VIII thereof. However, should the nationalities and other personal particulars of the BUYER’S REPRESENTATIVES be not acceptable to the SELLER in accordance with its best understanding of the relevant rules, regulations and/or Laws of the People’s Republic of China then prevailing, then the BUYER shall, on the SELLER’s telefax or e-mail demand, effect replacement of all or any of them immediately. Otherwise the Delivery Date as stipulated in Article VII hereof shall be extended by the delays so caused by the BUYER.

(b)         In the event of unfavorable weather on the date specified for the Trial Run, the same shall take place on the first available day thereafter that the weather conditions permit. The parties hereto recognize that the weather conditions in Chinese waters in which the Trial Run is to take place are such that great changes in weather may arise momentarily and without warning and, therefore, it is agreed that if during the Trial Run of the VESSEL, the weather should suddenly become unfavorable, as would have precluded the continuance of the Trial Run, the Trial Run of the VESSEL shall be discontinued and postponed until the first favorable day next following, unless the BUYER shall assent by telefax or e-mail and confirm in writing of its acceptance of the VESSEL on the basis of the Trial Run made prior to such sudden change in weather conditions. In the event that the Trial Run is postponed because of unfavorable weather conditions, such delay shall be regarded as a permissible delay, as specified in Article VIII hereof. For the purposes of this paragraph 1(b), unfavorable weather conditions shall be taken as (i) Beaufort Scale Force 6 and above or (ii) when the MSA (Maritime Safety Administration) does not permit the sea trial to proceed.

2. HOW CONDUCTED

(a)         All expenses in connection with Trial Run of the VESSEL are to be for the account of the BUILDER, who, during the Trial Run and when subjecting the VESSEL to Trial Run, is to provide, at its own expense, the necessary crew to comply with conditions of safe navigation. The Trial Run shall be conducted in the manner prescribed in the Specifications.

The course of Trial Run shall be determined by the BUILDER and shall be conducted within the trial basin equipped with speed measuring facilities.

(b)         The BUILDER shall provide the VESSEL with the required quantities of water and fuel oil with exception of lubrication oil, greases and hydraulic oil which shall be supplied by the BUYER for the conduct of the Trial Run or Trial Runs as prescribed in the Specifications. The fuel oil supplied by the SELLER, and lubricating oil, greases and hydraulic oil supplied by the BUYER shall be in accordance with the applicable engine specifications, and the cost of the quantities of water, fuel oil, lubricating oil, hydraulic oil and greases consumed during the Trial Run or Trial Runs shall be for the account of the BUILDER.

3. TRIAL LOAD DRAFT

In addition to the supplies provided by the BUYER in accordance with sub-paragraph (b) of the preceding Paragraph 2 hereof, the BUILDER shall provide the VESSEL with the required quantity of fresh water and other stores necessary for the conduct of the Trial Run. The necessary ballast (fresh and sea water and such other ballast as may be required) to bring the VESSEL to the trial load draft as specified in the Specifications, shall be for the BUILDER’s account.

4. METHOD OF ACCEPTANCE OR REJECTION

(a)         Upon notification of the BUILDER of the completion of the Trial Run of the VESSEL, the BUYER or the BUYER’S REPRESENTATIVES shall within six (6) days thereafter, notify the BUILDER by telefax or e-mail of its acceptance of the VESSEL or of its rejection of the VESSEL together with the reasons therefor.

(b)         However, should the result of the Trial Run indicate that the VESSEL or any part thereof including its equipment does not conform to the requirements of this Contract and Specifications, then the BUILDER shall investigate with the BUYER’S REPRESENTATIVES the cause of failure and the proper steps shall be taken to remedy the same and shall make whatever corrections and alterations and/or re-Trial Run or Runs as may be necessary without extra cost to the BUYER, and upon notification by the BUILDER of completion of such alterations or corrections and/or re-trial or re-trials, the BUYER shall, within six (6) days thereafter, notify the SELLER by telefax or e-mail of its acceptance of its VESSEL or of the rejection of the VESSEL together with the reason therefor on the basis of the alterations and corrections and/or re-trial or re-trials by the BUILDER.

(c)          In the event that the BUYER fails to notify the SELLER by telefax or e-mail of its acceptance or rejection of the VESSEL together with the reason therefor within six (6) Business Days period as provided for in the above sub- paragraphs (a) and (b), the BUYER shall be deemed to have accepted the VESSEL.

(d)         Any dispute arising among the parties hereto as to the result of any Trial Run or further tests or trials, as the case may be, of the VESSEL shall be solved by reference to arbitration as provided in Article XIII hereof.

(e)          Nothing herein shall preclude the BUYER from accepting the VESSEL with its qualifications and/or remarks following the Trial Run and/or further tests or trials as aforesaid.

5. DISPOSITION OF SURPLUS CONSUMABLE STORES

Should any amount of fuel oil, fresh water, or other unbroached consumable stores furnished by the BUILDER for the Trial Run or Trial Runs remain on board the VESSEL at the time of acceptance thereof by the BUYER, the BUYER agrees to buy the same from the SELLER at the actual invoiced price, and payment by the BUYER shall be effected as provided in Article II 3 (e) and 4 (e) of this Contract.

The BUYER shall supply lubricating oil, greases and hydraulic oil for the purpose of Trial Runs at its own expenses and the SELLER will reimburse for the amount of lubricating oil and hydraulic oil actually consumed for the said Trial Run or Trial Runs at the original price incurred by the BUYER and payment by the SELLER shall be effected as provided in

Article II 3(e) and 4(e) of this Contract.

6. EFFECT OF ACCEPTANCE

The BUYER’s acceptance of the VESSEL by written or telefax, or e-mail notification sent to the SELLER, in accordance with the provisions set out above, shall be final and binding so far as conformity of the VESSEL to this Contract and the Specifications is concerned, and shall preclude the BUYER from refusing formal delivery by the SELLER of the VESSEL, as hereinafter provided, if the SELLER complies with all other procedural requirements for delivery as hereinafter set forth.

The BUYER shall not be entitled to reject the VESSEL (at the time of delivery) by reason of any minor or insubstantial non-conformity, or deficiencies of minor importance, which do not in any way affect the safety or the operation of the VESSEL, its crew, passengers or cargo, provided that:

i)                           The SELLER shall for its own account remedy the deficiency and fulfill the requirements as soon as possible.

ii)                        A list of such defect and non-conformities will be prepared by the parties immediately prior to the delivery of the VESSEL.

iii)                     The SELLER shall pay BUYER upon delivery, the direct actual cost of rectification of minor deficiencies which in all events not exceeding the costs of a leading Chinese shipyard performing similar rectification of such deficiencies, if the rectification of such deficiencies affects the delivery schedule of the vessel. For the avoidance of doubt, the SELLER shall not be liable to the BUYER for the consequential and indirect costs (i.e. loss of time & loss of profit etc.).

ARTICLE VII DELIVERY

1. TIME AND PLACE

The VESSEL shall be delivered safely afloat by the SELLER to the BUYER at the BUILDER’s Shipyard, in accordance with the Specifications and with all Classification and Statutory Certificates and after completion of Trial Run (or, as the case may be, re-Trial or re-Trials) and acceptance by the BUYER in accordance with the provisions of Article VI hereof on or before March 31st, 2016 provided that, in the event of delays in the construction of the VESSEL or any performance required under this Contract due to causes which under the terms of the Contract permit extension or postponement of the time for delivery, the aforementioned time for delivery of the VESSEL shall be extended accordingly.

The aforementioned date or such later date to which delivery is extended pursuant to the terms of this Contract is hereinafter called the “Delivery Date”.

2. WHEN AND HOW EFFECTED

Provided that the BUYER and the SELLER shall each have fulfilled all of their respective obligations as stipulated in this Contract, delivery of the VESSEL shall be effected forthwith by the concurrent delivery by each of the parties hereto, one to the other, of the Protocol of Delivery and Acceptance, acknowledging delivery of the VESSEL by the SELLER and acceptance thereof by the BUYER, which Protocol shall be prepared in quadruplicate and executed by each of the parties hereto.

3. DOCUMENTS TO BE DELIVERED TO THE BUYER

Upon acceptance of the VESSEL by the BUYER, the SELLER shall deliver to the BUYER the following documents (subject to the provision contained in Article VII hereof) which shall accompany the aforementioned Protocol of Delivery and Acceptance:

(a)         PROTOCOL OF TRIALS of the VESSEL made by the BUILDER pursuant to the Specifications.

(b)         PROTOCOL OF INVENTORY of the equipment of the VESSEL including spare part and the like, all as specified in the Specifications, made by the BUILDER.

(c)          PROTOCOL OF STORES OF CONSUMABLE NATURE made by the BUILDER referred to under Paragraph 5 of Article VI hereof.

(d)         FINISHED DRAWINGS AND PLANS pertaining to the VESSEL as stipulated in the Specifications, made by the BUILDER.

(e)          PROTOCOL OF DEADWEIGHT AND INCLINING EXPERIMENT, made by the BUILDER

(f)           ALL CERTIFICATES required to be furnished upon delivery of the VESSEL pursuant to the Specifications.

Certificates shall be issued by relevant Authorities or Classification Society. The VESSEL shall comply with the above rules and regulations which are in force at the time of signing this Contract. All the certificates shall be delivered in one (1) original to the VESSEL and two (2) copies to the BUYER.

If the full term certificate or certificates are unable to be issued at the time of delivery by the Classification Society or any third party other than the BUILDER, then the provisional certificate or certificates as issued by The Classification Society or the third party other than the BUILDER with the full term certificates to be furnished by the BUILDER after delivery of the VESSEL and in any event before the expiry of the provisional certificates shall be acceptable to the BUYER.

(g)          DECLARATION OF WARRANTY issued by the SELLER that the VESSEL is delivered to the BUYER free and clear of any liens, charges, claims, mortgages, or other encumbrances upon the BUYER’s title thereto, and in particular, that the VESSEL is absolutely free of all burdens in the nature of imposts,  taxes or charges imposed by the province or country of the port of delivery, as well as of all liabilities of the SELLER to its sub-contractors, employees and crews and/or all liabilities arising from the operation of the VESSEL in Trial Run or Trial Runs, or otherwise, prior to delivery.

(h)         COMMERCIAL INVOICE made by the SELLER.

(i)             BILL OF SALE made by the SELLER.

(j)    BUILDER’S Certificate made by the BUILDER.

4. TITLE AND RISK

Title to and risk of the VESSEL and her equipment (but excluding the BUYER’s supplies)  shall pass to the BUYER only upon delivery and acceptance thereof. As stated above, it being expressly understood that, until such delivery and acceptance is effected, title to the VESSEL, and her equipment, shall remain at all times with the SELLER and are at the entire risk of the SELLER.

5. REMOVAL OF VESSEL

The BUYER shall take possession of the VESSEL immediately upon delivery and acceptance thereof, and shall remove the VESSEL from the premises of the BUILDER within seven (7) days after delivery and acceptance thereof is effected. If the BUYER shall not remove the VESSEL from the premises of the BUILDER within the aforesaid seven (7) days, then, in such event, without prejudice to the SELLER’s right to require the BUYER to remove the VESSEL immediately at any time thereafter, the BUYER shall pay to the SELLER the reasonable mooring charge of the VESSEL.

6. TENDER OF THE VESSEL

If the BUYER fails to take delivery of the VESSEL after completion thereof according to this Contract and the Specifications without justified reason, the SELLER shall have the right to tender the VESSEL for delivery after compliance with all procedural requirements as above provided.

ARTICLE VIII DELAYS & EXTENSION OF TIME FOR DELIVERY

1. CAUSE OF DELAY

If, at any time before actual delivery, either the construction of the VESSEL, or any performance required hereunder as a prerequisite of delivery of the VESSEL, is delayed due to war, blockade, revolution, insurrection, mobilization, civil commotions, riots, strikes, sabotage, lockouts, local temperature higher than Thirty Five (35) degree centigrade (but each day above 35 degree shall be counted as one half day each), Acts of God or the public enemy, terrorism, plague or other epidemics, quarantines, prolonged failure or restriction of electric current from an outside source, freight embargoes, if any, earthquakes, tidal waves, typhoons, hurricanes, storms or other causes beyond the control of the BUILDER or of its sub-contractors or its key equipment suppliers (i.e. being the suppliers of the main engine, propeller and gearbox etc), as the case may be, or by force majeure of any description, whether of the nature indicated by the forgoing or not, or by destruction of the premises of the BUILDER or works of the BUILDER or its sub-contractors or its key equipment suppliers (i.e. being the suppliers of the main engine, propeller and gearbox etc) or of the VESSEL or any part thereof, by fire, flood, or other causes beyond the control of the SELLER or its sub-contractors or its key equipment suppliers (i.e. main engine, propeller, gearbox etc) as the case may be, or due to the bankruptcy of the equipment and/or material supplier or suppliers (i.e. main engine, propeller, gearbox etc), or due to the delay caused by acts of God causing significant shortage in the supply of parts essential to the construction of the VESSEL, then, in the event of delay due to the happening of any of the aforementioned contingencies, the SELLER shall not be liable for such delay and the time for delivery of the VESSEL under this Contract shall be extended without any reduction in the Contract Price for a period of time which shall not exceed the total accumulated time of all such delays, subject nevertheless to the BUYER’s right of cancellation under Paragraph 3 of this Article   and subject however to all relevant provisions of this Contract which authorize and permit extension of the time of delivery of the VESSEL, provided  however that:

(i)        the delay in respect of which the BUILDER is claiming relief under this Article VIII.1 was not caused or contributed to by any intended act of the BUILDER;

(ii)       the delay event impacts upon the Vessel’s construction schedule and completion; and

(iii)      the BUILDER has taken reasonable steps to mitigate its effect upon the construction of the Vessel,

For the avoidance of doubt, where two delay events as described in this paragraph 1 occur simultaneously or overlap with each other, such delays caused by such events shall not be double-counted.

2. NOTICE OF DELAY

Within twenty (20) days from the date of the SELLER becomes aware of the commencement of any delay on account of which the SELLER claims that it is entitled under this Contract to an extension of the time for delivery of the VESSEL, the SELLER shall advise the BUYER by telefax or e-mail, of the date such delay commenced, and the reasons therefor and, if possible, its estimated duration of the probable delay in the delivery of the VESSEL, and shall supply the BUYER with evidence to support the delay claimed.

Likewise within twenty (20) days after such delay ends, the SELLER shall advise the BUYER in writing or by telefax or e-mail, of the date such delay ended, and also shall specify the maximum period of the time by which the SELLER claims the date for delivery of the VESSEL should be extended by reason of such delay. Failure of the BUYER to acknowledge the SELLER’s notification of any claim for extension of the Delivery Date within ten (10) days after receipt by the BUYER of such notification, shall be deemed to be a waiver by the BUYER of its right to object to such extension.

Failure of the SELLER to give notice of any relevant delay event in excess of fifteen (15) days in accordance with this paragraph 2 shall be deemed a waiver of the SELLER’s right to postpone the DELIVERY DATE under this Article VIII in respect of such relevant delay event.

3. RIGHT TO CANCEL FOR EXCESSIVE DELAY

If (a) the total accumulated time of all delays on account of the causes specified in Paragraph 1 of this Article aggregate to two hundred and twenty-five (225) days or more, or (b) if the total accumulated time of all delays on account of the causes specified in Paragraph 1 of the Article and non-permissible delays as described in Paragraph 1 of Article III aggregate to two hundred and fifty-five (255) days or more, in any circumstances, excluding delays due to arbitration as provided for in Article XIII.7 hereof or due to default in performance by the BUYER, or due to delays in delivery of the BUYER’s Supplied Items, and excluding delays due to causes which, under Article V, VI.1, XI and XII.2(b) hereof, permit extension or postponement of the time for delivery of the VESSEL , then in such event, the BUYER may in accordance with the provisions set out herein rescind or cancel this Contract by serving upon the SELLER telefaxed or e-mailed notice of cancellation which shall be confirmed in writing and the provisions of Article X of this Contract shall apply. The SELLER may, at any time, after the accumulated time of the aforementioned delays justifying cancellation by the BUYER as above provided for, demand in writing that the BUYER shall make an election, in which case the BUYER shall, within thirty (30) days after such demand is received by the BUYER either notify the SELLER of its intention to cancel, or consent to an extension of the time for delivery to an agreed future date, it being understood and agreed by the parties hereto that, if any further delay occurs on account of causes justifying cancellation as specified in this Contract, the BUYER shall have the same right of cancellation upon the same terms as hereinabove provided but in respect of the new agreed delivery date.

4. DEFINITION OF PERMISSIBLE DELAY

Delays on account of such causes as provided for in Paragraph 1 of this Article excluding any other extensions of a nature which under the terms of this Contract permit postponement of the Delivery Date, shall be understood to be (and are herein referred to as) permissible delays, and are to be distinguished from non-permissible delays on account of which the Contract Price of the VESSEL is subject to adjustment as provided for in Article III hereof. Notwithstanding any other stipulations of this Contract, the Parties hereby agree that a default in performance of BUYER or any breach of this Contract by BUYER or reasons attributable to the BUYER or the events described under Article V, VI.1, XI and XII.2(b) of this Contract shall entitle the SELLER to extend the Delivery Date. Such extension of the Delivery Date shall be regarded as mutually agreed change of Delivery Date and shall be distinguished from Permissible Delay and non-permissible delays.

ARTICLE IX WARRANTY OF QUALITY

1. GUARANTEE OF MATERIAL AND WORKMANSHIP

The SELLER, for a period of twelve (12) months following delivery to the BUYER of the VESSEL, guarantees the VESSEL, her hull and machinery, her engine, and all parts and equipment thereof that are manufactured, furnished, supplied, or installed by the SELLER and/or its sub-contractors under this Contract including material, equipment (however excluding any parts for the VESSEL which have been supplied by the BUYER) against all defects which are due to defective materials, and/or poor workmanship.

Provided no additional cost occurs to the SELLER, the SELLER agrees that upon the expiry of this guarantee and upon request of the BUYER, it shall assign (to the extent to which it may validly do so) to the BUYER, all rights, title and interest that the SELLER may have in and to all guarantees or warranties given by the supplier (excluding the supplier of BUYER’s supplied item) of any of the appurtenances and materials used in the construction and/or operation of the VESSEL. The SELLER agrees to render to the BUYER reasonable assistance in making any claim or taking any action against any such supplier, which claim or action shall be made and/or taken at the BUYER’s sole expense. The BUYER shall meet all reasonable expenses incurred by the SELLER in rendering any assistance requested by the BUYER pursuant to this paragraph.

2. NOTICE OF DEFECTS

The BUYER shall notify the SELLER in writing, or by telefax or e-mail, as promptly as possible, after discovery of any defect or deviations for which a claim is made under this guarantee. The BUYER’s written notice shall describe the nature of the defect and the extent of the damage caused thereby. The SELLER shall have no obligation under this guarantee for any defects discovered prior to the expiry date of the guarantee, unless notice of such defects, is received by the SELLER not later than thirty (30) days after such expiry date. Telefaxed or e-mailed advice with brief details explaining the nature of such defect and extent of damage within thirty (30) days after such expiry date and that a claim is forthcoming will be sufficient compliance with the requirements as to time.

3. REMEDY OF DEFECTS

The SELLER shall remedy at its expense any defects, against which the VESSEL or any part of the equipment thereof is guaranteed under this Article by making all necessary repairs and/or replacement. Such repairs and/or replacement will be made by the SELLER. All parts and/or materials so repaired shall be guaranteed for a further period of six (6) months, but the total warranty period shall not exceed eighteen (18) months after delivery and acceptance of the VESSEL by the BUYER. In any case, the VESSEL shall be taken, at the BUYER’S cost and responsibility, to place elected, ready in all respects for such repairs or replacement.

However, if it is impractical to make the repair by the SELLER, and if forwarding by the SELLER of replacement parts, and materials cannot be accomplished without impairing or delaying the operation or working of the VESSEL, then, in any such event, the BUYER shall, cause the necessary repairs or replacements to be made elsewhere at the discretion of the BUYER provided that the BUYER shall first and in all events, will, as soon as possible, give the SELLER notice in writing, or by telefax or e-mail of the time and place such repairs will be made and, if the VESSEL is not thereby delayed, or her operation or working is not thereby delayed, or her operation or working is not thereby impaired, the SELLER shall have the right to verify by its own representative(s) or that of Classification Society the nature and extent of the defects complained of. The SELLER shall, in such cases, promptly advise the BUYER, by telefax or e-mail, after such examination has been completed, of its acceptance or rejection of the defects as ones that are subject to the guarantee herein provided.

In any circumstances as set out below, the SELLER shall immediately pay to the BUYER in United States Dollars by telegraphic transfer the actual cost for such repairs or replacements including forwarding charges, or, at the average cost for making similar repairs or replacements including forwarding charges as quoted by a leading shipyard each in China, South Korea and Singapore whichever is lower:

(a)         Upon the SELLER’s acceptance of the defects as justifying remedy under this Article, or

(b)         If the SELLER neither accepts nor rejects the defects as above provided, nor request arbitration within thirty (30) days after its receipt of the BUYER’s notice of defects.

Any dispute shall be referred to arbitration in accordance with the provisions of Article XIII hereof.

4. EXTENT OF THE SELLER’S LIABILITY

The SELLER shall have no obligation and/or liabilities with respect to defects discovered after the expiration of the period of guarantee as specified  in Paragraph 1 of this Article.

The SELLER shall be liable to the BUYER for defects and damages caused by any of the defects specified in Paragraph 1 of this Article provided that such liability of the SELLER shall be limited to damage occasioned within the guarantee period specified in Paragraph 1 above. The SELLER shall not be obligated to repair, or to be liable for, damages to the VESSEL, or to any part of the equipment thereof, due to ordinary wear and tear or caused by the defects other than those specified in Paragraph 1 above, nor shall there be any SELLER’s liability hereunder for defects in the VESSEL, or any part of the equipment thereof, caused by fire or accidents at sea or elsewhere, or mismanagement, accidents, negligence, or willful neglect, on the part of the BUYER, its employees or agents including the VESSEL’s officers, crew and passengers, or any persons on or doing work on the VESSEL other than the SELLER, its employees, agents or sub-contractors. Likewise, the SELLER shall not be liable for defects in the VESSEL, or the equipment or any part thereof, due to repairs or replacement which were made by those other than the SELLER and/or their sub-contractors or which have not been carried out in accordance with the procedures set out in this Article.

Upon delivery of the VESSEL to the BUYER, in accordance with the terms of the Contract, the SELLER shall thereby and thereupon be released of all responsibility and liability whatsoever and howsoever arising under or by virtue of this Contract (save in respect of those obligations to the BUYER expressly provided for in this Article IX) including without limitation, any responsibility or liability for defective workmanship, materials or equipment, design or in respect of any other defects whatsoever and any loss or damage resulting from any act, omission or default of the SELLER. The SELLER shall, in no circumstances, be liable for any consequential loss or special loss, or expenses arising from any cause whatsoever including, without limitation, loss of time, loss of profit or earnings or demurrage directly from any commitments of the BUYER in connection with the VESSEL.

The Guarantee provided in this Article and the obligations and the liabilities of the SELLER hereunder are exclusive and in lieu of and the BUYER hereby waives all other remedies, warranties, guarantees or liabilities, express or implied, arising by Law or otherwise (including without limitation any obligations of the SELLER with respect to fitness, merchantability and consequential damages) or whether or not occasioned by the SELLER’s negligence. This Guarantee shall not be extended, altered or varied except by a written instrument signed by the duly authorized representatives of the SELLER, and the BUYER.

ARTICLE X CANCELLATION, REJECTION AND RESCISSION BY THE BUYER

1.              All payments made by the BUYER prior to the delivery of the VESSEL shall be in the nature of advance to the SELLER. In the event the BUYER shall exercise its right of cancellation and/or rescission of this Contract under and pursuant to any of the provisions of this Contract specifically permitting the BUYER to do so, then the BUYER shall notify the SELLER in writing or by telefax or e-mail, and such cancellation and/or rescission shall be effective as of the date the notice thereof is received by the SELLER.

For the avoidance of doubt, the events and/or occurrences which entitle the BUYER to rescind and cancel the Contract shall be limited to those occurrences or events specified in this Contract which specifically permits the BUYER to do so. No other event or circumstance shall give rise to any right to the BUYER for rescission or cancellation of the Contract whether under this Contract or under any applicable laws.

2.              Thereupon the SELLER shall refund in United States dollars immediately to the BUYER the full amount of all sums paid by the BUYER to the SELLER on account of the VESSEL, unless the SELLER disputes the BUYER’s cancellation and/or rescission by instituting arbitration in accordance with Article XIII. If the BUYER’s cancellation or rescission of this Contract is disputed by the SELLER by instituting arbitration as aforesaid, then no refund shall be made by the SELLER, and the BUYER shall not be entitled to demand repayment from the Refund Guarantor under its guarantee, until the arbitration award between the BUYER and the SELLER, which shall be in favour of the BUYER, declaring the BUYER’s cancellation and/or rescission justified, is made and delivered to the SELLER by the arbitration tribunal. In the event that the SELLER is obligated to make refundment, the SELLER shall pay the BUYER interest in United States Dollars at the rate of six percent (6%) per annum, if the cancellation or rescission of the Contract is exercised by the BUYER in accordance with the provision of Article III 1(c), 2(c), 3(c) or 4(c) hereof, on the amount required herein to be refunded to the BUYER computed from the respective dates when such sums were received by Bank of China, New York Branch or any such other bank account as nominated by the SELLER pursuant to Article II 4(a), 4(b), 4(c) or 4(d) from the BUYER to the date of remittance by telegraphic transfer of such refund to the BUYER by the SELLER, provided, however, that if the said rescission by the BUYER is made by reason of Paragraph 1 of Article VIII or Paragraph 2 (b) of Article XII, then in such event the SELLER shall not be required to pay any interest.

It is hereby understood by both parties that payment of any interest provided herein is by way of liquidated damages due to cancellation of this CONTRACT.

If the SELLER is obligated by the terms of the Contract to refund to the BUYER the instalments paid by the BUYER to the SELLER as provided in this Paragraph, the BUYER’s supplied items shall be at BUYER’s disposal.

3.              Upon such refund by the SELLER to the BUYER, all obligations, duties and liabilities of each of the parties hereto to the other under this Contract shall be forthwith completely discharged.

ARTICLE XI BUYER’S DEFAULT

1. DEFINITION OF DEFAULT

The BUYER shall be deemed in default of its obligation under the Contract if any of the following events occurs:

(a)         The BUYER fails to pay the First or Second or Third or Fourth    installment to the SELLER when any such installment becomes due and payable under the provisions of Article II hereof and provided the BUYER shall have received the SELLER’s demand for payment in accordance with Article II hereof; or

(b)         The BUYER fails to deliver to the SELLER an irrevocable and unconditional Letter of Guarantee under the provisions of Article II hereof; or

(c)          The BUYER fails to pay the fifth installment to the SELLER in accordance with Paragraph 3(e) and 4(e) of Article II hereof provided the BUYER shall have received the SELLER’s demand for payment in accordance with Article II hereof; or

(d)         The BUYER fails to take delivery of the VESSEL, when the VESSEL is duly tendered for delivery by the SELLER under the provisions of Article VII hereof.

2. NOTICE OF DEFAULT

If the BUYER is in default of payment or in performance of its obligations as provided hereinabove, the SELLER shall notify the BUYER to that effect by telefax or e-mail after the date of occurrence of the default as per Paragraph 1 of this Article and the BUYER shall forthwith acknowledge by telefax or E-mail to the SELLER that such notification has been received. In case the BUYER does not give the aforesaid telefax or E-mail acknowledgment to the SELLER within three (3) calendar days it shall be deemed that such notification has been duly received by the BUYER.

3. INTEREST AND CHARGE

(a)                   If the BUYER is in default of payment as to any installment as provided in Paragraph 1 (a) and/or 1 (c) of this Article, the BUYER shall pay interest on such installment at the rate of six percent (6%) per annum until the date of the payment of the full amount, including all aforesaid interest. In case the BUYER shall fail to take delivery of the VESSEL when required to as provided in Paragraph 1 (d) of this Article, the BUYER shall be deemed in default of payment of the fifth installment and shall pay interest thereon at the same rate as aforesaid from and including the day on which the

VESSEL is tendered for delivery by the SELLER, as provided in Article VII hereof.

(b)                   In any event of default by the BUYER under 1 (a) or 1 (b) or 1 (c) or 1 (d) above, the BUYER shall also pay all costs, charges and expenses incurred by the SELLER in consequence of such default.

4. DEFAULT BEFORE DELIVERY OF THE VESSEL

(a)                   If any default by the BUYER occurs as defined in Paragraph 1 (a) or 1 (b) or 1 (c) or 1 (d) of this Article, the Delivery Date shall be automatically postponed for a period of continuance of such default by the BUYER. In any event of default by the BUYER, the BUYER shall also pay all charges and expenses incurred by the BUILDER in consequence of such default.

(b)                   If any such default as defined in Paragraph 1 (a) or 1 (b) or 1 (c) or 1 (d) of this Article committed by the BUYER continues for a period of fifteen (15) days, then, the SELLER shall have all following rights and remedies:

(i)                       The SELLER may, at its option, cancel or rescind this Contract, provided the SELLER has notified the BUYER of such default pursuant to Paragraph 2 of this Article, by giving notice of such effect to the BUYER by telefax or e-mail. Upon receipt by the BUYER of such telefax or e-mail notice of cancellation or rescission, all of the BUYER’s Supplies shall forthwith become the sole property of the SELLER, and the VESSEL and all its equipment and machinery shall be at the sole disposal of the SELLER for sale or otherwise; and

(ii)                    In the event of such cancellation or rescission of this Contract, the SELLER shall be entitled to retain any instalment or instalments of the Contract Price paid by the BUYER to the SELLER on account of this Contract; and

(iii)                 (Applicable to any BUYER’s default defined in 1(a) of this Article) The SELLER shall, without prejudice to the SELLER’s right to recover from the BUYER the 5th instalment, interest, costs and/or expenses by applying the proceeds to be obtained by sale of the VESSEL in accordance with the provisions set out in this Contract, have the right to declare all unpaid 1st, 2nd, 3rd and 4th instalments to be forthwith due and payable, and upon such declaration, the SELLER shall have the right to immediately demand the payment of the aggregate amount of all unpaid 1st, 2nd, 3rd, and 4th instalments from the Payment Guarantor in accordance with the terms and conditions of the Payment Guarantee issued by the Payment Guarantor.

5. SALE OF THE VESSEL

(a)                   In the event of cancellation or rescission of this Contract as above provided, the SELLER shall have full right and power either to complete or not to complete the VESSEL as it deems fit, and to sell the VESSEL at a public or private sale on such terms and conditions as the SELLER thinks fit without being answerable for any loss or damage occasioned to the BUYER thereby.

In the case of sale of the VESSEL, the SELLER shall give telefax, or E-mail, or written notice to the BUYER.

(b)                   In the event of the sale of the VESSEL in its completed state, the proceeds of sale received by the SELLER shall be applied firstly to payment of all expenses attending such sale and otherwise incurred by the SELLER as a result of the BUYER’s default, and then to payment of all unpaid installments and/or unpaid balance of the Contract Price and interest on such installment at the interest rate as specified in the relevant provisions set out above from the respective due dates thereof to the date of application.

(c)                    In the event of the sale of the VESSEL in its incomplete state, the proceeds of sale received by the SELLER shall be applied firstly to all expenses attending such sale and otherwise incurred by the SELLER as a result of the BUYER’s default, and then to payment of all costs of construction of the VESSEL (such costs of construction, as herein mentioned, shall include but are not limited to all costs of labour and/or prices paid or to be paid by CSTC and/or the BUILDER for the equipment and/or technical design and/or materials purchased or to be purchased, installed and/or to be installed on the VESSEL) and/or any fees, charges, expenses and/or royalties incurred and/or to be incurred for the VESSEL less the installments so retained by the SELLER, and compensation to the SELLER for a reasonable sum of loss of profit due to the cancellation or rescission of this Contract.

(d)                   In either of the above events of sale, if the proceed of sale exceeds the total of the amounts to which such proceeds are to be applied as aforesaid, the SELLER shall promptly pay the excesses to the BUYER without interest, provided, however that the amount of each payment to the BUYER shall in no event exceed the total amount of installments already paid by the BUYER and the cost of the BUYER’s Supplied Items, if any.

(e)                    If the proceed of sale are insufficient to pay such total amounts payable as aforesaid, the BUYER shall promptly pay the deficiency to the SELLER upon request.

ARTICLE XII INSURANCE

1. EXTENT OF INSURANCE COVERAGE

From the time of keel-laying of the first section of the VESSEL until the same is completed, delivered to and accepted by the BUYER, the SELLER shall, at its own cost and expense, keep the VESSEL and all machinery, materials, equipment, appurtenances and outfit, delivered to the BUILDER for the VESSEL or built into, or installed in or upon the VESSEL, including the BUYER’s Supplied Items, fully insured with first class Chinese insurance companies for BUILDER’s RISK.

The amount of such insurance coverage shall, up to the date of delivery of the VESSEL, be in an amount at least equal to, but not limited to, the aggregate of the payments made by the BUYER to the SELLER including the value of maximum amount of US$ 200,000.00 of the BUYER’s Supplied Items. The policy referred to hereinabove shall be taken out in the name of the SELLER and all losses under such policy shall be payable to the SELLER.

2. APPLICATION OF RECOVERED AMOUNT

(a) Partial Loss:

In the event the VESSEL shall be damaged by any insured cause whatsoever prior to acceptance and delivery thereof by the BUYER and in the further event that such damage shall not constitute an actual or a constructive total loss of the VESSEL, the SELLER shall apply the amount recovered under the insurance policy referred to in Paragraph 1 of this Article to the repair of such damage satisfactory to the Classification Society and other institutions or authorities as described in the Specifications without additional expenses to the BUYER, and the BUYER shall accept the VESSEL under this Contract if completed in accordance with this Contract and Specifications and not make any claim for any consequential loss or depreciation.

(b) Total Loss:

However, in the event that the VESSEL is determined to be an actual or constructive total loss, the SELLER shall either:

(i)             By the mutual agreement between the parties hereto, proceed in accordance with terms of this Contract, in which case the amount recovered under said insurance policy shall be applied to the reconstruction and/or repair of the VESSEL’s damage and/or reinstallation of BUYER’s Supplied Items, provided the parties hereto shall have first agreed in writing as to such reasonable extension of the Delivery Date and adjustment of other terms of this Contract including the Contract Price as may be necessary for the completion of such reconstruction; or

(ii)          If due to whatever reasons the parties fail to agree on the above, then the SELLER shall refund immediately to the BUYER the amount of all installments paid to the SELLER under this Contract without interest, whereupon this Contract shall be deemed to be canceled and all rights, duties, liabilities and obligations of each of the parties to the other shall terminate forthwith.

Within thirty (30) days after receiving telefax or e-mail notice of any damage to the VESSEL constituting an actual or a constructive total loss, the BUYER shall notify the SELLER in writing or by telefax or e-mail of its agreement or disagreement under this sub-paragraph. In the event the BUYER fails to so notify the SELLER, then such failure shall be construed as a disagreement on the part of the BUYER. This Contract shall be deemed as rescinded and canceled and Paragraph 2 (b) (ii) of this Article shall apply.

3. TERMINATION OF THE SELLER’S OBLIGATION TO INSURE

The SELLER’s obligation to insure the VESSEL hereunder shall cease and terminate forthwith upon delivery thereof to and acceptance by the BUYER.

ARTICLE XIII DISPUTES AND ARBITRATION

1. PROCEEDINGS

In the event of any dispute between the parties hereto as to any matter arising out of or relating to this Contract or any stipulation herein or with respect thereto which cannot be settled by the parties themselves, such dispute shall be resolved by arbitration in London England in accordance with the Laws of England. Any arbitration of disputes under this Contract shall be conducted in accordance with the London Maritime Arbitrators’ Association Terms. Either party may demand arbitration of any such disputes by giving written notice to the other party. Any demand for arbitration by either party hereto shall state the name of the arbitrator appointed by such party and shall also state specifically the question or questions as to which such party is demanding arbitration. Within twenty (20) days after receipt of notice of such demand for arbitration, the other party shall in turn appoint a second arbitrator. The two arbitrators thus appointed shall thereupon select a third arbitrator, and the three arbitrators so named shall constitute the board of arbitration (hereinafter called the “Arbitration Board”) for the settlement of such dispute.

In the event however, that said other party should fail to appoint a second arbitrator as aforesaid within twenty (20) days following receipt of notice of demand of arbitration, it is agreed that such party shall thereby be deemed to have accepted and appointed as its own arbitrator the one already appointed by the party demanding arbitration, and the arbitration shall proceed forthwith before this sole arbitrator, who alone, in such event, shall constitute the Arbitration Board. And in the further event that the two arbitrators appointed respectively by the parties hereto as aforesaid should be unable to reach agreement on the appointment of the third arbitrator within twenty (20) days from the date on which the second arbitrator is appointed, either party of the said two arbitrators may apply to the President for the time being of the London Maritime Arbitrators Association to appoint the third arbitrator. The award of the arbitration, made by the sole arbitrator or by the majority of the three arbitrators as the case may be, shall be final, conclusive and binding upon the parties hereto.

2. ALTERNATIVE ARBITRATION BY AGREEMENT

Notwithstanding the preceding provisions of this Article, it is recognized that in the event of any dispute or difference of opinion arising in regard to the construction of the VESSEL, her machinery and equipment, or concerning the quality of materials or workmanship thereof or thereon, such dispute may be referred to the Classification Society upon mutual agreement of the parties hereto. In such case, the opinion of the Classification Society shall be final and binding on the parties hereto.

3. NOTICE OF AWARD

Notice of any award shall immediately be given in writing or by telefax or e-mail to the SELLER and the BUYER.

4. EXPENSES

The Arbitration Board shall determine which party shall bear the expenses of the arbitration or the proportion of such expenses which each party shall bear.

5. AWARD OF ARBITRATION

Award of arbitration, shall be final and binding upon the parties concerned.

6. ENTRY IN COURT

Judgment on any award may be entered in any court of competent jurisdiction.

7. ALTERATION OF DELIVERY DATE

In the event of reference to arbitration of any dispute arising out of matters occurring prior to delivery of the VESSEL, the SELLER shall not be entitled to extend the Delivery Date as defined in Article VII hereof and the BUYER shall not be entitled to postpone its acceptance of the VESSEL on the Delivery Date or on such newly planned time of delivery of the VESSEL as declared by the SELLER. However, if the construction of the VESSEL is affected by any arbitration, the SELLER shall then be permitted to extend the Delivery Date as defined in Article VII and the decision or the award shall include a finding as to what extent the SELLER shall be permitted to extend the Delivery Date.

ARTICLE XIV RIGHT OF ASSIGNMENT

1.         ASSIGNMENT AND TRANSFER BY THE BUYER

The SELLER agrees that prior to delivery of the VESSEL, the Contract may, with the prior written approval/consent of the SELLER, which the SELLER shall not unreasonably withhold, be assigned or transferred to BUYER’s bank for financing purpose or to a 100% subsidiary of the BUYER.

For the avoidance of doubt, the BUYER’s rights to transfer or assign under this Paragraph 1 shall apply equally to any transferee or assignee of the BUYER’s rights and obligations under this Contract as defined in the above paragraph, but always subject to SELLER’s prior consent, which the SELLER shall not unreasonably withhold.

2.         ASSIGNMENT BY THE SELLER

SELLER shall have the right to assign this Contract to SELLER’s bank for financing purpose at any time after the effective date hereof, provided that prior written agreement is obtained from the BUYER, which the BUYER shall not unreasonably withhold.

ARTICLE XV TAXES AND DUTIES

1. TAXES

The SELLER shall bear and pay all taxes, duties, stamps, dues levies and fees of whatsoever nature incurred or imposed in China in connection with the execution and/or performance of this Contract by the SELLER. Any taxes and/or duties imposed upon those items or services procured by the SELLER in the People’s Republic of China or elsewhere for the construction of the VESSEL shall be borne by the SELLER.

The BUYER shall be responsible for the personal income tax for any person it employs, including BUYER’S REPRESENTATIVES or other BUYER’s staff, agent and representatives who work at SELLER’s shipyard and premise.

2. DUTIES

The BUYER shall bear and pay all taxes, duties, stamps and fees incurred outside China in connection with execution and/or performance of this Contract by the BUYER, except for taxes, duties, stamps, dues, levies and fees imposed upon those items which are to be procured by the SELLER  for the construction of the VESSEL in accordance with the terms of this Contract and the Specifications..

Any tax or duty other than those described hereinabove, if any, shall be borne by the BUYER.

ARTICLE XVI PATENTS, TRADEMARKS AND COPYRIGHTS

The machinery and equipment of the VESSEL may bear the patent number, trademarks or trade names of the manufacturers. The SELLER shall defend and hold harmless the BUYER from patent liability or claims of patent infringement of any nature or kind, including costs and expenses for, or on account of any patented or patentable invention made or used in the performance of this Contract and also including cost and expense of litigation, if any.

Nothing contained herein shall be construed as transferring any patent or trademark rights or copyright in equipment covered by this Contract, and all such rights are hereby expressly reserved to the true and lawful owners thereof. Notwithstanding any provisions contained herein to the contrary, the SELLER’s obligation under this Article should not be terminated by the passage of any specified period of time.

The SELLER’s indemnity hereunder does not extend to equipment or parts supplied by the BUYER to the BUILDER if any.

The SELLER retains all rights with respect to the Specification, and plans and working drawings, technical descriptions, calculations, test results and other data, information and documents concerning the design and construction of the VESSEL and the BUYER undertakes therefore not to disclose the same or divulge any information contained therein to any third parties, without the prior written consent of the SELLER, excepting where it is necessary for usual operation, repair and maintenance, sale or charter of the VESSEL or registration, classification  insurance or sale of the VESSEL.

ARTICLE XVII NOTICE

Any and all notices and communications in connection with this Contract shall be addressed as follows:

To the BUYER :

NAVIG8 CRUDE TANKERS INC.

Address :	c/o Navig8 Asia Pte Ltd
3 Temasek Avenue
#25-01 Centennial Tower
Singapore 039190

Telefax No. :	+44 207 467 5867
E-mail :	legal@navig8group.com

To CSTC :	China Shipbuilding Trading Company, Limited

Address :	c/o Marine Tower,
No.1 Pudong Dadao,
Shanghai 200120
the People’s Republic of China

Telefax No. :	(021) 68860801
E-mail :	shipexport@mail.chinaships.com

To the BUILDER : Shanghai Waigaoqiao Shipbuilding Co., Ltd.

Address : 3001 Zhouhai Road, Pudong New District, Shanghai 200137, the People’s Republic of China

Telex No. : (021) 58480446

E-mail : swsbiz@chinasws.com

Any notices and communications sent by CSTC or the BUILDER alone to the BUYER shall be deemed as having being sent by both CSTC and the BUILDER.

Any change of address shall be communicated in writing by registered mail or by e-mail by the party making such change to the other party and in the event of failure to give such notice of change, communications addressed to the party at their last known address shall be deemed sufficient.

Any and all notices, requests, demands, instructions, advice and communications in connection with this Contract shall be deemed to be given at, and shall become effective from, the time when the same is delivered to the address of the party to be served, provided, however, that registered airmail shall be deemed to be delivered ten (10) days after the date of dispatch, express courier service shall be deemed to be delivered five (5) days after the date of dispatch, and telefax or e-mail acknowledged by the answerbacks shall be deemed to be delivered upon dispatch. E-mail transmissions shall be deemed as delivered upon the subject email has been removed to the “Sent” box on the sending computer.

Any and all notices, communications, Specifications and drawings in connection with this Contract shall be written in the English language and each party hereto shall have no obligation to translate them into any other language.

ARTICLE XVIII EFFECTIVE DATE OF CONTRACT

This Contract shall become effective upon signing of this Contract

Upon signing of this Contract, both parties hereto shall do as follows:

(1)               Receipt by the BUYER of a Refund Guarantee in the form annexed hereto as Exhibit A issued by Refund Guarantor in accordance with Article II Paragraph 7 hereof.

(2)               Receipt by the SELLER of the first instalment in accordance with Paragraph 3(a) and 4(a) of Article II of this Contract; and

(3)               Receipt by the SELLER of a Letter of Guarantee in the form annexed hereto as Exhibit B issued by the Refund Guarantor in accordance with Article II Paragraph 6 hereof.]

ARTICLE XIX INTERPRETATION

1. LAW APPLICABLE

The parties hereto agree that the validity and interpretation of this Contract and of each Article and part hereof be governed by and interpreted in accordance with the laws of England.

2. DISCREPANCIES

All general language or requirements embodied in the Specifications are intended to amplify, explain and implement the requirements of this Contract. However, in the event that any language or requirements so embodied in the Specifications permit an interpretation inconsistent with any provision of this Contract, then in each and every such event the applicable provisions of this Contract shall govern. The Specifications and plans are also intended to explain each other, and anything shown on the plans and not stipulated in the Specifications or stipulated in the Specifications and not shown on the plans, shall be deemed and considered as if embodied in both. In the event of conflict between the Specifications and plans, the Specifications shall govern.

However, with regard to such inconsistency or contradiction between this Contract and the Specifications as may later occur by any change or changes in the Specifications agreed upon by and among the parties hereto after execution of this Contract, then such change or changes shall govern.

3. DEFINITION

“Banking Day(s)” are days on which banks are open in Singapore, New York, U.S.A.

“Business Day(s)” are days on which banks are open in Singapore and P. R. China.

In absence of stipulation of “banking day(s)” or “Business Day(s)”, the “day” or “days” shall be taken as “calendar day” or “calendar days”.

4. ENTIRE AGREEMENT

This Contract sets forth the entire understanding of the Parties with respect to the subject matter discussed herein.  It supersedes all prior discussions, negotiations and agreements, (including but not limited to the Letter of Intent / Option Agreement) whether oral or written, expressed or implied.

In WITNESS WHEREOF, the parties hereto have caused this Contract to be duly executed on the day and year first above written.

THE BUYER :

NAVIG8 CRUDE TANKERS INC.

By :	/s/ Rasmus Bach Nielsen

Name : Rasmus Bach Nielsen

Title : Attorney-in-Fact

THE SELLER:

CSTC : China Shipbuilding Trading Company, Limited

By :	/s/ HZ Fang

Name : HZ Fang

Title : Attorney-in-Fact

THE BUILDER: Shanghai Waigaoqiao Shipbuilding Co., Ltd.

By :	/s/ Huang Yicheng

Name : Huang Yicheng

Title : Attorney-in-Fact

Exhibit “A”: IRREVOCABLE LETTER OF GUARANTEE NO.

To:

Date:

Dear Sirs,

Irrevocable Letter of Guarantee No.

At the request of China Shipbuilding Trading Company, Limited and in consideration of your agreeing to pay China Shipbuilding Trading Company, Limited and Shanghai Waigaoqiao Shipbuilding Co., Ltd. (hereinafter collectively called “the SELLER”) the instalments before delivery of the VESSEL under the Contract concluded by and amongst you, and the SELLER dated 17th December, 2013 for the construction of one (1) 300,000 Metric Tons Deadweight Crude Oil Tanker to be designated as Hull No. H1355 (hereinafter called “the Contract”), we, the undersigned, do hereby guarantee irrevocably, as primary obligor, repayment to you by the SELLER of an amount up to but not exceeding a total amount of United States Dollars Thirty Seven Million Thirty Thousand One Hundred and Forty Only (US$ 37,030,140.00) (plus the interest described below) representing the first instalment of the Contract Price of the VESSEL, United States Dollars Nine Million Two Hundred and Fifty Seven Thousand Five Hundred and Thirty Five Only (US$ 9,257,535.00), the second instalment of the Contract Price of the VESSEL, United States Dollars Nine Million Two Hundred and Fifty Seven Thousand Five Hundred and Thirty Five Only (US$ 9,257,535.00), the third instalment of the Contract Price of the VESSEL, United States Dollars Nine Million Two Hundred and Fifty Seven Thousand Five Hundred and Thirty Five Only (US$ 9,257,535.00) and the fourth instalment of the Contract Price of the VESSEL, United States Dollars Nine Million Two Hundred and Fifty Seven Thousand Five Hundred and Thirty Five Only (US$ 9,257,535.00), as you may have paid to the SELLER under the Contract prior to the delivery of the VESSEL, if and when the same or any part thereof becomes repayable to you from the SELLER in accordance with the terms (Article X or Article XII 2(b)) of the Contract. Should the SELLER fail to make such repayment, we shall pay you the amount the SELLER ought to pay with an interest at the rate of six percent (6%) per annum if the cancellation of the Contract is exercised by you in accordance with the provisions of Article III 1(c), 2(c), 3(c) or 4(c) of the Contract or at the rate of zero percent (0%) per annum if cancellation of the Contract is exercised by you by reason of paragraph 1 of Article VIII or paragraph 2(b) of Article XII, in both cases calculated from the date the installments were received by the SELLER to the date of remittance of such refund within thirty (30) Business Days after our receipt of the relevant written demand from you for repayment. Any written demand to us shall be accepted by us as conclusive evidence that the amount claimed is due under this guarantee, provided that such demand: (1) is signed by authorized representative of you and accompanied by a power of attorney granted by you providing the relevant authorized representative with authority to make the demand; (2) states that the principal amount and interest thereon if any demanded by you has been demanded by you from the SELLER and was not paid by the SELLER within forty-five (45) days after that demand upon the SELLER; and (3) is accompanied by a copy of your said demand upon the SELLER.

It is hereby understood that payment of any interest provided herein is by way of liquidated damages due to cancellation of the CONTRACT.

However, in the event of any dispute between you and the SELLER in relation to:

(1) whether the SELLER shall be liable to repay the instalment or instalments paid by you and

(2) consequently whether you shall have the right to demand payment from us,

and such dispute is submitted either by the SELLER or by you for arbitration in accordance with Article XIII of the Contract, we shall be entitled to withhold and defer payment until the arbitration award is published. We shall not be obligated to make any payment to you unless the arbitration award orders the SELLER to make repayment. If the SELLER fails to honour the award within 45 days of the final award being issued then we shall refund to you against your further written demand accompanied with a certified copy of the arbitration award which orders the SELLER to make repayment, to the extent the arbitration award orders but not exceeding the aggregate amount of this guarantee plus the interest described above.

The undersigned hereby certifies, represents and warrants that all acts, conditions and things required to be done and performed and to have occurred prior to the creation and issuance of this guarantee, and to ensure that this guarantee constitutes valid and legally binding obligations of the undersigned enforceable in accordance with its terms have been done and performed and have occurred in due and strict compliance with applicable laws.

The said repayment shall be made by us in United States Dollars. This Letter of Guarantee shall become effective from the time of the actual receipt of the first instalment by the SELLER from you and the amounts effective under this Letter of Guarantee shall correspond to the total payment actually  received by the SELLER from time to time under the Contract prior to the delivery of the VESSEL. However, the available amount under this Letter of Guarantee shall in no event exceed above mentioned amount actually received by the SELLER, together with interest calculated, as described above at six percent (6%) or, zero percent (0%) per annum, as the case may be for the period commencing with the date of receipt by the SELLER of the respective instalment to the date of repayments thereof.

This Letter of Guarantee shall remain in force until the VESSEL has been delivered to and accepted by you or refund has been made by the SELLER or ourselves, or until February 9th, 2017, whichever occurs earlier, after which you are to return it to us by airmail for cancellation. Upon its expiration, this guarantee shall become null and void, any action of maintaining the original of this guarantee and its amendment(s) shall give no right to you for lodging any more claim hereunder.

However in the event that a dispute in respect of a refund is being referred to arbitration in accordance with Article XIII of the Contract, then this Letter of Guarantee shall continue to remain in force until 60 days after such arbitration proceedings are concluded and a final arbitration award has been issued.

Any claim under this guarantee must be received by us before its expiration.

It is agreed that this Letter of Guarantee may, with our prior written approval and such approval shall not be unreasonably withheld, be assigned by you (excluding, in respect of a first class international bank, the right of demanding payment which shall in all respect remain with yourself) to a first class international bank that is financing the whole or part of your purchase of the VESSEL or one of your 100% subsidiaries or affiliates.

This Letter of Guarantee shall be construed, interpreted and governed by the Laws of England and any dispute arising out of or in connection with this Letter of Guarantee shall be submitted to the exclusive jurisdiction of the courts of England.

For the Refund Guarantor

Exhibit “B” IRREVOCABLE LETTER OF GUARANTEE

FOR THE 2ND, 3RD, AND 4TH INSTALLMENTS

Date:

To:	China Shipbuilding Trading Co., Ltd.
56(Yi), Zhongguancun Nandajie,
Beijing 100044, P. R. China

Dear Sirs,

(1)                     In consideration of your entering into a shipbuilding contract dated 17th December 2013 (“the Shipbuilding Contract”) with NAVIG8 CRUDE TANKERS INC. or its Nominee as the buyer (“the BUYER”) for the construction of one (1) 300,000 Metric Tons Deadweight Crude Oil Tanker known as Shanghai Waigaoqiao Shipbuilding Co., Ltd.’s Hull No. H1355 (“the VESSEL”), we, NAVIG8 CRUDE TANKERS INC., hereby IRREVOCABLY, ABSOLUTELY and UNCONDITIONALLY guarantee, as the primary obligor and not merely as the surety, the due and punctual payment by the BUYER of each and all of the 2nd, 3rd, and 4th installments of the Contract Price amounting to a total sum of United States Dollars Twenty Seven Million Seven Hundred and Seventy Two Thousand Six Hundred and Five only (US$ 27,772,605.00) as specified in (2) below.

(2)                     The instalments guaranteed hereunder, pursuant to the terms of the Shipbuilding Contract, comprise the 2nd installment in the amount of U.S. Dollars Nine Million Two Hundred and Fifty Seven Thousand Five Hundred and Thirty Five Only (US$ 9,257,535.00) payable by the BUYER within three (3) Singapore and New York business days after cutting of the first steel plate in your BUILDER’s workshop, the third installment in the amount of U.S. Dollars Nine Million Two Hundred and Fifty Seven Thousand Five Hundred and Thirty Five Only (US$ 9,257,535.00) payable by the BUYER within three (3) Singapore and New York business days after keel-laying of the first section of the VESSEL, and the 4th installment in the amount U.S. Dollars Nine Million Two Hundred and Fifty Seven Thousand Five Hundred and Thirty Five Only (US$ 9,257,535.00) payable by the BUYER within three (3) Singapore and New York business days after launching of the VESSEL.

(3)                     We also IRREVOCABLY, ABSOLUTELY and UNCONDITIONALLY guarantee, as primary obligor and not merely as surety, the due and punctual payment by the BUYER of interest on each Instalment guaranteed hereunder at the rate of six percent (6%) per annum from and including the first day after the date of instalment in default until the date of full payment by us of such amount guaranteed hereunder.

(4)                     In the event that the BUYER fails to punctually pay any Instalment guaranteed hereunder or the BUYER fails to pay any interest thereon, and any such default continues for a period of fifteen (15) days, then, upon receipt by us of your first written demand, we shall immediately pay to you or your assignee all unpaid 2nd, 3rd and 4th instalments, together with the interest as specified in paragraph (3) hereof, without requesting you to take any or further action, procedure or step against the BUYER or with respect to any other security which you may hold.

(5)                     We hereby agree that at your option this Guarantee and the undertaking hereunder shall be assignable to and if so assigned shall inure to the benefit of any 3rd party designated by you or Bank of China, Head Office, Banking Department, Beijing, the People’s Republic of China as your assignee as if any such third party or Bank of China, Head Office, Banking Department, Beijing, the People’s Republic of China were originally named herein.

(6)                     Any payment by us under this Guarantee shall be made in the Unites States Dollars by telegraphic transfer to Bank of China, New York Branch, 415 Madison Avenue, New York, N. Y. 10017 U.S.A., as receiving bank nominated by you for credit to the account of you with Bank of China, Head Office, Banking Department, Beijing, the People’s Republic of China or through other receiving bank to be nominated by you from time to time, in favour of you or your assignee.

(7)                     Our obligations under this guarantee shall not be affected or prejudiced by any dispute between you as the SELLER and the BUYER under the Shipbuilding Contract or by the BUILDER’s delay in the construction and/or delivery of the VESSEL due to whatever causes or by any variation or extension of their terms thereof or by any security or other indemnity now or hereafter held by you in respect thereof, or by any time or indulgence granted by you or any other person in connection therewith, or by any invalidity or unenforceability of the terms thereof, or by any act, omission, fact or circumstances whatsoever, which could or might, but for the foregoing, diminish in any way our obligations under this Guarantee.

(8)                     Any claim or demand shall be in writing signed by one of your officers and may be served on us either by hand or by post and if sent by post to                                                                                    (or such other address as we may notify to you in writing), or by email (email:                         ) via Bank of China, with confirmation in writing.

(9)                     This Letter of Guarantee shall come into full force and effect upon delivery to you of this Guarantee and shall continue in force and effect until the VESSEL is delivered to and accepted by the BUYER and the BUYER shall have performed all its obligations for taking delivery thereof or until the full payment of all 2nd, 3rd, and 4th Instalments together with the aforesaid interests by the BUYER or us, whichever first occurs.

(10)              The maximum amount, however, that we are obliged to pay to you under this Guarantee shall not exceed the aggregate amount of U.S. Dollars Twenty Eight Million Forty Six Thousand Five Hundred and Twenty Six only (US$28,046,526.00) being an amount equal to the sum of:-

(a)           All the 2nd, 3rd and 4th instalments guaranteed hereunder in the total amount of United States Dollars Twenty Seven Million Seven Hundred and Seventy Two Thousand Six Hundred and Five only (US$ 27,772,605.00) ; and

(b)           Interest at the rate of six percent (6%) per annum on the Instalment for a period of sixty (60) days in the amount of United States Dollars Two Hundred Seventy Three Thousand Nine Hundred and Twenty One only (US$ 273,921.00).

(11)              All payments by us under this Guarantee shall be made without any set-off or counterclaim and without deduction or withholding for or on account of any taxes, duties, or charges whatsoever unless we are compelled by law to deduct or withhold the same. In the latter event we shall make the minimum deduction or withholding permitted and will pay such additional amounts as may be necessary in order that the net amount received by you after such deductions or withholdings shall equal the amount which would have been received had no such deduction or withholding been required to be made.

(12)              This Letter of Guarantee shall be construed in accordance with and governed by the Laws of England. We hereby submit to the non-exclusive jurisdiction of the English courts for the purposes of any legal action or proceedings in connection herewith in England.

(13)              When this Letter of Guarantee shall have expired as aforesaid, you will return the same to us without any request or demand from us.

IN WITNESS WHEREOF, we have caused this Letter of Guarantee to be executed and delivered by our duly authorized representative the day and year above written.

Very Truly Yours

By: NAVIG8 CRUDE TANKERS INC.